UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT

PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☑                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Popular, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Notice of Annual Meeting of
Shareholders and Proxy Statement

Date and Time

Wednesday, April 26, 2017

9:00 a.m. (local time)

Place

Popular Center Building

PH Floor

209 Muñoz Rivera Avenue

San Juan, Puerto Rico

Record Date

February 27, 2017

Items of Business

•	Elect three directors assigned to “Class 3” of the Board of Directors for a three-year term;

•	Approve, on an advisory basis, our executive compensation;

•	Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2017; and

•	Consider such other business as may be properly brought before the meeting or any adjournments thereof.

In San Juan, Puerto Rico, on March 9, 2017.

By Order of the Board of Directors,

Javier D. Ferrer

Executive Vice President, Chief Legal Officer and Secretary

How to Vote

Online            Phone               Mail             In Person       QR Code

Only shareholders of record at the close of business on February 27, 2017 are entitled to notice of, and to vote at, the meeting. Each share of common stock is entitled to one vote.

We encourage you to attend the meeting. Your vote is important. Whether or not you plan to attend, please vote as soon as possible so that we may be assured of the presence of a quorum at the meeting.

You may vote online, by telephone or, if you received a paper proxy card in the mail, by mailing the completed proxy card. You may also vote in person or using the QR Code. The instructions on the Notice of Internet Availability of Proxy Materials or your proxy card describe how to use these convenient services.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 26, 2017:

This 2017 Proxy Statement and our Annual Report for the year ended December 31, 2016 are available free of charge at www.popular.com and www.proxyvote.com.

209 Muñoz Rivera Avenue

San Juan, Puerto Rico 00918

You can vote your shares by scanning the QR code to the left. You will need the control number from your proxy card.
QR Code

1-5		Proxy Statement Summary

6-26		Corporate Governance, Directors and Executive Officers

	6	Corporate Governance

	6	Key Corporate Governance Features

	7	Board of Directors’ Independence

	7	Board Leadership

	8	Board Meetings and Executive Sessions

	8	Board Self-Assessment

	9	Committees of the Board

	11	Membership in Board Committees

	11	Board Oversight of Risk Management

	12	Nomination of Directors

	14	Succession Planning

	14	Code of Ethics

	15	Communication with the Board

	15	Proposals of Shareholders to be Presented at the 2018 Annual Meeting of Shareholders

	15	Where to Find More Information on Governance

	16	Directors and Executive Officers

	16	Nominees for Election as Directors and Other Directors

	21	Executive Officers

	24	Certain Relationships and Transactions

27-53		Executive and Director Compensation

	27	Compensation Discussion and Analysis

	27	Executive Summary

	31	Compensation Objectives and Components

	34	2016 Compensation Program and Pay Decisions

	38	Determination and Assessment of Executive Compensation

	41	Ensuring Prudent Risk Taking

	42	Other Aspects of Our Executive Compensation Program

	42	Report of the Compensation Committee

	43	2016 Executive Compensation Tables and Compensation Information

	43	Summary Compensation Table

	45	Grants of Plan-Based Awards

	46	Outstanding Equity Awards at Fiscal Year End

	47	Option Exercises and Stock Vested Table for 2016

	47	Post-Termination Compensation

	52	Compensation of Non-Employee Directors

	52	Compensation of Directors

	53	2016 Non-Employee Director Summary Compensation Table

	53	Director Stock Ownership Requirements

54-56		Security Ownership of Certain Beneficial Owners and Management

	54	Principal Shareholders

	55	Shares Beneficially Owned by Directors and Executive Officers of Popular

	56	Section 16(A) Beneficial Ownership Reporting Compliance

57-59		Proposals

	57	Proposal 1: Election of Directors

	58	Proposal 2: Advisory Vote to Approve Executive Compensation

	59	Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm

60		Audit Committee Report

61-65		General Information About the Meeting

	61	About The Meeting

	61	Voting Procedure and Reports

	63	Proxy Materials

66-67		Appendix A

Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. You should read the entire Proxy Statement before voting.

Meeting Agenda and Voting Recommendations

Proposal 1

Election of Directors

The Board of Directors recommends that you vote FOR each nominee.

We are asking shareholders to elect three directors. Popular’s directors are elected for a term of three years by a majority of the votes cast in an uncontested election. The table below sets forth information with respect to our three nominees standing for election. All of the nominees are currently serving as directors. Additional information about the director candidates and their respective qualifications can be found on the “Nominees for Election as Directors and Other Directors” section of this Proxy Statement.

Name	Age	Principal Occupation	Director Since
María Luisa Ferré	53	President & CEO of Grupo Ferré Rangel	2004
C. Kim Goodwin	57	Private Investor	2011
William J. Teuber, Jr.	65	Private Investor	2004

Proposal 2

Advisory Vote to Approve Executive Compensation

The Board of Directors recommends that you vote FOR this proposal.

We are asking shareholders to approve, on an advisory basis, the compensation of our named executive officers (“NEOs”) as described in the sections titled “Compensation Discussion and Analysis” and “2016 Executive Compensation Tables and Compensation Information.” We hold this advisory vote on an annual basis.

Proposal 3

Ratification of Auditors

The Board of Directors recommends that you vote FOR ratification.

We are asking shareholders to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017. Information on fees paid to PricewaterhouseCoopers LLP during 2016 and 2015 appears on the “Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm” section of this Proxy Statement.

For additional information about the meeting please refer to the “General Information About the Meeting” section of this Proxy Statement.

2017 Proxy Statement | 1

Proxy Statement Summary

2016 Financial Performance and Executive Compensation Highlights

Financial Performance

During 2016, we demonstrated the strength of our franchise while we continued to operate in a challenging economic environment in Puerto Rico, our main market. We generated strong revenues, improved overall credit quality, continued to achieve robust U.S. loan growth and obtained regulatory approval for important capital distribution actions. Our net interest income after provision for loan losses for 2016 grew by 7.2%, while total operating expenses decreased by 2.5%. Our stock price appreciated by 55% during the year, significantly higher than our U.S. peers.

2016 Business Performance
Net Income	Adjusted Net Income(1)	Credit Quality: Non-Performing Assets	Capital Levels: Common Equity Tier 1 Ratio

75.8%	4.5%	40 basis points	30 basis points
decrease	decrease	improvement	improvement

2016	2016	2016	2016
$216.7M	$358.1M	2.0%	16.5%

2015	2015	2015	2015
$895.3M	$374.8M	2.4%	16.2%

GAAP basis	Non-GAAP basis (adjusted for certain transactions)	Non-performing assets as a percentage of total assets	Common Equity Tier 1 Ratio

(1) A reconciliation of the non-GAAP financial measures to net income under GAAP is provided in Appendix A to this Proxy Statement.

Net Income and Adjusted Net Income

Our net income reported under GAAP for 2016 was affected by two adverse arbitration awards related to our commercial loss-share agreement with the FDIC, which resulted in a pre-tax charge of $171.8 million. Also, during 2015 we had recorded a partial reversal of the valuation allowance on our deferred tax assets from our U.S. operations for approximately $589.0 million, which resulted in an income tax benefit that did not recur in 2016. When we view our results on an adjusted net income basis, which is a non-GAAP measure used by management to provide meaningful information about the underlying performance of our ongoing operations, we experienced a much lower decrease than that reflected in our GAAP results. The decrease in our adjusted net income was mainly due to our U.S. operations, which did not benefit from the low income tax rate and credit recoveries experienced in 2015.

Credit Quality

Despite the difficult economic environment in Puerto Rico, credit quality improved as reflected in a decrease in the ratio of non-performing assets to total assets, from 2.4% at year-end 2015 to 2.0% at year-end 2016.

2 | Popular, Inc.

Proxy Statement Summary

Capital Levels

Our capital levels remained strong and well above our peer banks and applicable regulatory requirements, with a year-end Common Equity Tier 1 capital ratio equal to 16.5%. During 2016, we distributed $62.2 million in cash dividends on our common stock. We obtained regulatory approval to increase our quarterly common stock dividend from $0.15 to $0.25 per share, commencing in the second quarter of 2017, as well as approval to commence a common stock repurchase program of up to $75 million in 2017.

Puerto Rico Business

During 2016, we continued to grow our client base and currently serve 1.7 million customers, or 65% of Puerto Rico’s banked population. Popular continues to hold—and in most categories improved—our leading market share position. A rise in government and non-public deposits increased total deposits by 11% in Puerto Rico for 2016. Our focus remains on strengthening the relationship and satisfaction of our clients in part by providing innovative solutions as part of our digital transformation. In this regard, as of December 2016, 39% of deposit transactions in Puerto Rico were captured through digital channels.

United States Business

We had another strong year of organic growth in our U.S. business, generating commercial loan growth of 28% and deposit increases of 15%. We solidified our commercial banking franchise as well as our position as a strong player in two specialty lending segments: community association banking and managed care and assisted living financing. We also continued the transformation of our retail network, an important strategy to our ongoing efforts to improve the profitability of our U.S. operation. Two new branches were added and an additional eight were transformed, yielding efficiency improvements in these branches. As of December 2016, digital self-service transactions represented 35% of all deposits.

Executive Compensation Program Highlights

Our executive compensation program is designed to motivate and reward performance, align executives with shareholder interests, promote building long-term shareholder value, attract and retain highly qualified executives and mitigate conduct that may promote excessive or unnecessary risk taking. Our program is premised upon:

Pay-for-performance

✓	Focus on variable, incentive-based pay

•	62%-72% of total NEO pay

✓	Combination of short-term (cash) and long-term (equity) incentives

✓	Equity awards promote company performance and retention of high-performing talent

✓	Total compensation opportunity targeted at median of our peer group

✓	No special retirement or severance programs

✓	Limited perquisites

2017 Proxy Statement | 3

Proxy Statement Summary

Strong governance

✓	Incentive risk mitigation through balanced compensation design and strong internal control framework

✓	No speculative transactions in Popular securities nor pledging of common stock (except for certain grandfathered loans)

✓	Clawback guideline

✓	Annual say-on-pay advisory vote

✓	Independent compensation consultant

✓	Compensation Governance Framework which includes internal guidelines covering compensation programs and incentive design

Executive alignment with long-term shareholder value

✓	Stock ownership requirements

✓	Extended equity vesting (including a portion at retirement)

✓	Double-trigger equity vesting upon change in control

Pay Mix in the Compensation Program

Our executive compensation program focuses on the achievement of annual and long-term goals that generate sustained company performance and strong returns to our shareholders. As illustrated in the following chart, a significant portion of compensation is at-risk, subject to company and individual performance: 72% of total compensation for the Chief Executive Officer (“CEO”), 66% for the President and Chief Operating Officer (“COO”) and 62% for the other NEOs.

Each element, at target, as a % of base pay

4 | Popular, Inc.

Proxy Statement Summary

2016 Compensation Program and Pay Decisions

Base Salary

There were no increases in annualized base salaries to any NEO in 2016.

Short-Term Annual Cash Incentive

The short-term annual cash incentive is awarded based on the achievement of corporate results, individual goals and leadership competencies, with a target of 100% of base pay in the case of the CEO, 90% of base pay in the case of the President and COO, and 80% of base pay in the case of other NEOs. Actual payouts can range from zero to 1.5 times the target award. After considering corporate net income performance, individual annual goal achievements and leadership contributions, the Compensation Committee granted annual cash incentive awards at 107.2% of base pay for the CEO, 96.7% for the President and COO, 81.0% for the Chief Financial Officer (“CFO”), 86.9% for the Chief Legal Officer (“CLO”) and 86.3% for the Chief Risk Officer (“CRO”).

Long-Term Equity Incentive

The annual equity grant rewards performance and aligns the interests of our NEOs with those of our shareholders. One half of this award consists of performance shares, with actual earned shares determined at the end of a 3-year performance period based on total shareholder return and earnings per share metrics. The other half of this award consists of restricted stock granted based on corporate and individual performance, with a vesting period. The target incentive opportunity under the long-term incentive component is 160% of base pay in the case of the CEO, 100% of base pay in the case of the President and COO and 80% of base pay in the case of other NEOs. The actual long-term incentive awards range from zero to 1.5 times the target award. The 2016 long-term incentive awards were granted in January 2016 considering 2015 performance, during which we strengthened our operational and financial results, recording an adjusted net income from continuing operations of $374.8 million. Upon consideration of the corporate and individual performance factors, the Compensation Committee granted equity awards in 2016 of 180% of base pay for the CEO, 112.5% of base pay for the President and COO and 90% of base pay for other NEOs.

Our executive compensation programs are discussed in more detail in the “Compensation Discussion and Analysis” and “2016 Executive Compensation Tables and Compensation Information” sections of this Proxy Statement.

2017 Proxy Statement | 5

Corporate Governance, Directors and Executive Officers

Corporate Governance

Our Board of Directors believes that high standards of corporate governance are an essential component of strengthening our corporate culture and embedding our institutional values in our day-to-day business operations. The Board’s Corporate Governance and Nominating Committee recommends to the Board the adoption of corporate governance guidelines to protect and enhance shareholder value and to set forth the principles as to how the Board, its various committees, individual directors and management should perform their functions. The Corporate Governance and Nominating Committee considers developments in corporate governance and periodically recommends to the Board changes to our corporate governance principles.

Key Corporate Governance Features
Director Independence	Popular’s Corporate Governance Guidelines provide that at least two-thirds of the Board shall consist of independent directors. At present, all of our non-employee directors (eight of nine directors) are independent in accordance with the standards of The Nasdaq Stock Market (“NASDAQ”). Mr. Carrión is our only employee director and is not considered independent.

Majority Voting in Director Elections	Popular’s Restated By-Laws provide for the election of directors by a majority of the votes cast in an uncontested election. An incumbent director not elected by a majority of the votes cast in an uncontested election must tender his or her resignation to the Board, which may accept or reject the director’s resignation.

Independent Lead Director	Currently, the CEO serves as Chairman of the Board, in consultation with the Lead Director. You can read about the respective roles and responsibilities of the Chairman and the Lead Director, and why our Board believes Popular’s shareholders are best served by this leadership structure, under “Board Leadership.”

Board Oversight of Risk Management	Popular’s Board has a significant role in risk oversight. You can read about the role of the Board in risk oversight under “Board Oversight of Risk Management.”

Succession Planning	The Compensation Committee annually reviews a management succession plan, developed by the CEO, to ensure an orderly succession of the CEO and executive officers in both ordinary course and emergency situations.

Director Retirement	Popular’s Corporate Governance Guidelines provide that directors may serve on the Board until the end of their term following their 72nd birthday, and may not be initially elected or re-elected after reaching age 72.

Stock Ownership	Within three years of their election, directors must hold Popular stock with a value equal to five times the annual Board retainer. Within five years of designation, the CEO must hold Popular stock with a value equal to six times base pay and other executive officers must hold three times their base pay. Stock that has been pledged to secure certain grandfathered loans does not count towards meeting ownership requirements.

Restrictions on Pledging, Hedging and Speculative Transactions	Popular’s directors and executive officers are prohibited from pledging Popular’s common stock as collateral for loans, except with respect to certain grandfathered loans that were outstanding on December 11, 2015 or their refinancings. Directors and executive officers are not allowed to engage in speculative transactions such as hedging and monetization transactions, using Popular’s securities.

Annual Board and Committee Self-Assessments	The Board and each committee conduct annual self-evaluations to determine whether they are functioning effectively.

Executive Sessions of Non-Management Directors	Popular’s independent directors hold executive sessions without Popular’s management after each regularly scheduled in-person Board meeting.

Limits on Board Service

To ensure that Directors have sufficient time to devote to their responsibilities on Popular’s Board, Popular’s Corporate Governance Guidelines contain a policy about other directorships. Directors who also serve as CEOs of public companies should not serve on more than one public company board in addition to Popular’s Board, and other directors should not serve on more than four public company boards in addition to Popular’s Board. In addition, members of the Audit Committee may not serve on more than three public company audit committees, including Popular’s Audit Committee, without prior Board approval.

6 | Popular, Inc.

Corporate Governance

Board of Directors’ Independence

Popular’s Corporate Governance Guidelines provide that at least two-thirds of the Board shall consist of directors who the Board has determined have no material relationship with Popular and who are otherwise “independent” under the director independence standards of NASDAQ. The Board, with the assistance of the Corporate Governance and Nominating Committee, conducts an annual review of any relevant business relationships that each director may have with Popular and whether each director meets the independence standards of NASDAQ. The Board has determined that all of its directors and nominees, except for Mr. Carrión, have no material relationship with Popular and meet the independence standards of NASDAQ.

As part of the process to determine Ms. Ferré’s independence, the Board considered payments made by Popular in the ordinary course of business to various entities related to Ms. Ferré in connection with advertising activities of Popular and its affiliates and determined that these business relationships are not material and did not impair the ability of Ms. Ferré to act independently.

Board Leadership

Each year, the Board evaluates whether Popular’s leadership structure is in the best interest of Popular. The Board does not have a policy on whether the Chairman and CEO positions should be separate or combined. Since 1994, Mr. Carrión has served as Popular’s Chairman and CEO. The Board believes that this leadership structure best serves the interests of Popular as it allows for a clearly defined leadership role and for increased efficiency and better leadership coordination. It also allows the CEO to work more closely and collegially with the members of the Board to continue to determine the direction of Popular. The Board could in the future decide to separate the

Chairman and CEO positions if it determines that doing so would serve the best interests of Popular.

Popular’s Corporate Governance Guidelines require the designation of a Lead Director when the Chairman of the Board is not an independent director. The Lead Director is an independent director elected annually by a majority of the independent members of the Board. On February 24, 2017, Mr. Teuber was reappointed as the Lead Director. The Corporate Governance Guidelines provide that the Lead Director will have the responsibilities listed below.

Lead Director Responsibilities

✓	Preside over all meetings of the Board at which the Chairman and CEO is not present.

✓	Preside over executive sessions of the independent directors.

✓	Act as liaison between the independent directors and the Chairman and CEO.

✓	Have authority to call meetings of independent directors.

✓	Assist the other independent directors by ensuring that independent directors have adequate opportunities to meet in executive sessions and communicate to the Chairman and CEO, as appropriate, the results of such sessions and other private discussions among outside directors.

✓	Assist the Chairman and CEO and the remainder of the Board in assuming effective corporate governance in managing the affairs of the Board.

✓	Serve as the contact person to facilitate communications requested by major shareholders with independent members of the Board.

✓	Approve, in collaboration with the Chairman and CEO, meeting agendas and information sent to the Board.

✓	Approve, in collaboration with the Chairman and CEO, meeting schedules to assure that there is sufficient time for discussion of all agenda items.

✓	Serve temporarily as Chairman of the Board and the Board’s spokesperson if the Chairman and CEO is unable to act.

✓	Interview Board candidates.

✓	Recommend to the Corporate Governance and Nominating Committee nominees to Board committees and sub-committees as may come to the Lead Director’s attention.

✓	Ensure the Board works as a cohesive team.

✓	Be available for consultation and direct communication upon request of major shareholders.

✓	Make such recommendations to the Board as the Lead Director may deem appropriate for the retention of consultants who will report to the Board.

✓	Retain consultants, with the approval of the Board, as the Lead Director and the Board deem appropriate.

2017 Proxy Statement | 7

Corporate Governance

Popular encourages directors to participate in continuing director education programs. To assist the Board in remaining current with its duties, committee responsibilities and the many important developments impacting our business, Popular participates in the NYSE-Governance Services Board

Leadership Program. This program offers our directors access to a wide range of in-person, peer-based and webinar educational programs on corporate governance, committee duties, board leadership and industry developments.

Board Meetings and Executive Sessions

The Board met 12 times during 2016. Each director attended 75% or more meetings of the Board and the meetings of committees of the Board on which each such director served. While Popular has not adopted a formal policy with respect to directors’ attendance at the meetings of shareholders, Popular encourages directors to attend all meetings. All of Popular’s directors, except Mr. Unanue, attended the 2016 annual meeting of shareholders and all directors are expected to attend the 2017 annual meeting. The Corporate Governance Guidelines require the independent directors to meet in executive session once every in-person regularly scheduled Board meeting. During 2016, the independent directors held executive sessions without Popular’s management after each regularly scheduled in-person Board meeting.

Board Self-Assessment

Our Board conducts an annual self-assessment aimed at improving its performance. As part of such assessment, each director completes a written questionnaire that is designed to gather suggestions for improving Board effectiveness and solicit feedback on a wide range of issues, including:

•	Board and committee composition, structure and operations;

•	Board dynamics and standards of conduct;

•	adequacy of materials and information provided;

•	access to management; and

•	Board effectiveness and accountability.

Each of the four standing Board committees also conducts its own written annual self-assessment, which generally includes issues such as:

•	responsibilities and organization of the committee, including adequacy of its charter;
•	operations of the committee;

•	adequacy of materials and information provided; and

•	assessment of the committee’s performance.

Responses to the Board and committee self-assessments, including written comments, are tabulated to show trends since prior years. Responses are not attributed to individual directors in order to promote openness and transparency. The Board self-assessment report is discussed by the Corporate Governance and Nominating Committee and then the Chair of the Corporate Governance and Nominating Committee leads the discussion with the full Board. The committee self-assessment reports are discussed at each committee, followed by a discussion with the full Board led by the Committee Chair. The Corporate Governance and Nominating Committee annually discusses the format and process to be used to carry out the Board and committee self-assessment.

8 | Popular, Inc.

Corporate Governance

Committees of the Board

The Board has four standing Committees: an Audit Committee, a Corporate Governance and Nominating Committee, a Risk Management Committee and a Compensation Committee. All committees operate under written charters which are posted in our website under the heading Corporate Governance at www.popular.com/en/investor-relations/. The following highlights some of the key responsibilities of each standing committee as well as information about committee members and their independence, number of meetings in 2016 and last charter revision date, among others. For additional information on the role of certain of the standing committees in connection with risk oversight, please see the “Board Oversight of Risk Management” section of this Proxy Statement.

Audit Committee

Members:

Alejandro M. Ballester

John W. Diercksen

C. Kim Goodwin

William J. Teuber, Jr. (Chair)

Carlos A. Unanue

Independence:

Each member of the committee is independent

Audit Committee Financial Expert:

Messrs. Teuber and Diercksen and Ms. Goodwin are Audit Committee Financial Experts as defined by SEC rules

Meetings in 2016: 10 meetings of which 8 were devoted to the discussion of earnings releases, Form 10-K and Form 10-Q filings

Charter last revised:

December 14, 2016

Primary Responsibilities:

Assists the Board in its oversight of:

•   the outside auditors’ qualifications, independence and performance;

•   the performance of Popular’s internal audit function;

•   the integrity of Popular’s financial statements, including overseeing the accounting and financial processes, principles and policies, the effectiveness of internal controls over financial reporting and the audits of the financial statements; and

•   compliance with legal and regulatory requirements.

In addition, the Audit Committee issues a report, as required by the U.S. Securities and Exchange Commission (the “SEC”) rules, for inclusion in Popular’s annual proxy statement.

Corporate Governance and Nominating Committee

Members:

Joaquín E. Bacardí, III

Alejandro M. Ballester (Chair)

Maria Luisa Ferré

William J. Teuber, Jr.

Independence:

Each member of the committee is independent

Meetings in 2016: 5

Charter last revised:

January 19, 2017

Primary Responsibilities:

The Corporate Governance and Nominating Committee is responsible for:

•   exercising general oversight with respect to the governance of the Board;

•   identifying and recommending individuals qualified to become Board members and recommending director nominees and committee members to the Board;

•   reviewing and reporting to the Board on matters of corporate governance and developing and recommending to the Board a set of corporate governance principles applicable to Popular;

•   leading the Board and assisting its committees in the annual assessment of their performance; and

•   recommending to the Board the form and amount of compensation for Popular’s directors.

2017 Proxy Statement | 9

Corporate Governance

Risk Management Committee

Members:

Joaquín E. Bacardí, III

John W. Diercksen

David E. Goel

C. Kim Goodwin (Chair)

William J. Teuber, Jr.

Independence:

Each member of the committee is independent

Meetings in 2016: 12

Charter last revised:

February 24, 2017

Primary Responsibilities:

Assists the Board in the oversight of:

•   Popular’s overall risk management framework; and

•   the monitoring, review and approval of the policies and procedures that measure, limit and manage Popular’s main risks, including operational, liquidity, interest rate, market, legal, compliance and credit risks.

Compensation Committee

Members:

David E. Goel

María Luisa Ferré (Chair)

William J. Teuber, Jr.

Carlos A. Unanue

Independence:

Each member of the committee is independent

Meetings in 2016: 6

Charter last revised:

December 14, 2016

Primary Responsibilities:

Discharges the Board’s responsibilities, subject to review by the full Board, relating to:

•   compensation of Popular’s CEO and all other executive officers;

•   adoption of policies that govern Popular’s compensation and benefit programs;

•   overseeing plans for executive officer development and succession;

•   overseeing, in consultation with management, compliance with federal, state and local laws as they affect compensation matters;

•   considering, in consultation with the CRO, whether the incentives and risks arising from the compensation plans for all employees are reasonably likely to have a material adverse effect on Popular and taking necessary actions to limit any risks identified as a result of the risk-related reviews; and

•   reviewing and discussing with management the Compensation Discussion and Analysis Section for Popular’s annual proxy statement in compliance with and to the extent required by applicable law, rules and regulations.

Compensation Committee Interlocks and Insider Participation:

None of the members of the Compensation Committee is or has been an officer or employee of Popular. In addition, none of our executive officers is, or was during 2016, a member of the board of directors or compensation committee (or other committee serving an equivalent function) of another company that has, or had during 2016, an executive officer serving as a member of our Compensation Committee. Other than as disclosed in the “Certain Relationships and Transactions” section of this Proxy Statement, none of the members of the Compensation Committee had any relationship with Popular requiring disclosure under Item 404 of Regulation S-K.

10 | Popular, Inc.

Corporate Governance

Membership in Board Committees

	Name	Audit	Compensation	Corp. Gov. & Nominating	Risk
Class 1	Alejandro M. Ballester
Richard L. Carrión
Carlos A. Unanue
Class 2	Joaquín E. Bacardí, III
John W. Diercksen
David E. Goel
Class 3	María Luisa Ferré
C. Kim Goodwin
William J. Teuber, Jr. (Lead Director)

Member	Chair	Financial Expert

Board Oversight of Risk Management

While management has primary responsibility for managing risk, the Board has a significant role in the risk oversight of Popular. The Board performs its risk oversight functions directly and through several Board committees, each of which oversees the management of risks that fall within its areas of responsibility, as described below. In discharging their responsibilities, Board committees have full access to management and independent advisors as they deem necessary or appropriate. Whenever it is deemed appropriate, management gives presentations to the full Board in connection with specific risks, such as those related to compliance and information security, among others. The principal roles and responsibilities of the Board committees in the oversight of risk management are described below:

Risk Management Committee

Responsibilities:

•   Review, approve and oversee management’s implementation of Popular’s risk management program and related policies, procedures and controls to measure, limit and manage Popular’s risks, including operational, liquidity, interest rate, market, legal, compliance and credit risks, while taking into consideration their alignment with Popular’s strategic and capital plans.

•   Review and approve Popular’s capital plans.

•   Review and discuss with management Popular’s major financial risk exposures and the steps taken by management to monitor and control such exposures.

•   Review and receive reports on selected risk topics as management or the committee may deem appropriate.

•   After each meeting, report to the full Board regarding its activities.

2017 Proxy Statement | 11

Corporate Governance

Audit Committee

Responsibilities:

•   Oversight of accounting and financial reporting principles and policies, internal controls and procedures, and controls over financial reporting.

•   Review reports from management, independent auditors, internal auditors, compliance group, legal counsel, regulators and outside experts, as considered appropriate, that include risks Popular faces and Popular’s risk management function.

•   Evaluate and approve the annual risk assessment of the Internal Audit Division, which identifies the areas to be included in the annual audit plan.

•   After each meeting, report to the full Board regarding its activities.

Compensation Committee

Responsibilities:

•   Establish Popular’s executive compensation and other incentive-based compensation programs, taking into account the risks to Popular that such programs may pose.

•   Periodically evaluate, in consultation with the CRO, whether the incentives and risks arising from Popular’s compensation plans for all employees are likely to have a material adverse effect on Popular.

•   Take such action as the Committee deems necessary to limit any risks identified as a result of the risk-related reviews.

•   After each meeting, report to the full Board regarding its activities.

Nomination of Directors

The Corporate Governance and Nominating Committee Charter provides that, in nominating candidates, the Committee will take into consideration such factors as it deems appropriate, which may include judgment, skill, diversity, experience with business and other organizations, the interplay of the candidate’s experience with the experience of the existing Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. In practice, the Board has determined that for a community-based financial institution such as

Popular it is more important to look for candidates with broad management experience than for persons with a specific skill set. Collectively, the members of our Board embody a range of viewpoints, backgrounds and expertise.

Under Popular’s Corporate Governance Guidelines, the Board should, based on the recommendations of the Corporate Governance and Nominating Committee, select new nominees for the position of independent director by considering the criteria outlined below:

Criteria for Nomination

✓	Personal qualities and characteristics, accomplishments and reputation in the business community.

✓	Current knowledge and contacts in the communities in which Popular does business and in Popular’s industry or other industries relevant to Popular’s business.

✓	Ability and willingness to commit adequate time to Board and committee matters.

✓	The fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of Popular.

✓	Diversity of viewpoints, background, experience and other demographic factors.

12 | Popular, Inc.

Corporate Governance

Board Diversity

The Corporate Governance and Nominating Committee does not have a specific diversity policy with respect to the director nomination process. Rather, the Committee considers diversity in the broader sense of how a candidate’s viewpoints, experience, skills, background and other demographics could assist the Board in light of the Board’s composition at the time. The Board believes that each director contributes to the overall diversity by providing a variety of personal and professional experiences and backgrounds. The Board believes that, as shown below, the current directors and nominees reflect an appropriate diversity of gender, age, race, geographical background and experience and are committed to considering diversity issues in evaluating the composition of the Board.

Directors’ Experience and Skills

The main skills and experience of our director nominees are presented below:

Global Business Experience	Senior Management and Leadership Experience	Business Operation Experience	Financial, Investment and M&A

Audit and Risk Oversight Experience	Financial Expertise/Literacy	Marketing and Media Communications	Telecommunications

Technology Systems Experience	Public Company Governance Experience	Distribution and Sales	Knowledge and Understanding of Popular’s Main Markets

2017 Proxy Statement | 13

Corporate Governance

Nomination Process

The Corporate Governance and Nominating Committee will consider nominees recommended by shareholders. Generally, nominees are recommended by the Chairman of the Board and CEO or by existing directors. There are no differences in the manner in which the Corporate Governance and Nominating Committee evaluates nominees for director in the event the nominee is recommended by a shareholder. There were no nominees for director recommended by shareholders for consideration by the Corporate Governance and Nominating Committee for election at the 2017 meeting. Shareholders who wish to submit nominees for director for consideration by the Corporate Governance and Nominating Committee for election at Popular’s 2018 annual meeting of shareholders may do so by submitting in writing advance notice of such nominations not more than

180 days nor less than 90 days in advance of the anniversary date of the preceding year’s annual meeting. In the case of a special meeting or in the event that the date of the annual meeting is more than 30 days before or after such anniversary date, notice by the shareholder must be delivered not earlier than the 15th day following the day on which notice is mailed, or a public announcement is first made by Popular of the date of such meeting. Under Popular’s Restated By-Laws, a shareholder’s nomination must be accompanied by certain information, including the nominee’s name and a brief description of the nominee’s judgment, skills, diversity and experience with businesses and other organizations. Such information must be addressed to the CLO and Secretary (751) at Popular, Inc., 209 Muñoz Rivera Avenue, San Juan, Puerto Rico 00918.

Succession Planning

Popular’s Board recognizes that one of its most important duties is to ensure senior leadership continuity by overseeing the development of executive talent and planning for the efficient succession of the CEO and other executive officers. The Board has delegated primary responsibility for succession planning to the Compensation Committee. The Compensation Committee reviews annually a management succession plan, developed by the CEO, and reports annually to the Board on the management succession plan. The principal components of this plan are: (1) a proposed plan for emergency CEO succession, (2) a proposed plan for CEO succession in the ordinary course of business, and (3) the CEO’s plan for management succession for the other policy-making officers of Popular. The succession plan includes an assessment of the experience, performance, skills and planned career paths for possible candidates within the senior management team. Development initiatives supporting the succession plan include job enhancements and rotations, the Popular Leadership Academy, specialized external trainings and competency assessments.

Code of Ethics

The Board has adopted a Code of Ethics to be followed by Popular’s employees, officers (including the CEO, CFO and Corporate Comptroller) and directors to achieve conduct that reflects our ethical principles. Directors, NEOs, executive officers and employees are required to read and comply with the Code. Popular requires that all new employees take Code training shortly after their start date and also provides periodic Code training to all employees. All employees must certify annually that they have read the Code and complete a declaration on possible conflicts of interest. In addition, other persons performing services for Popular by contract or other agreement may be subject to the Code of Ethics for Service Providers.

The Code provides that any waivers for NEOs, executive officers or directors may be made only by the independent members of the Board and must be promptly disclosed to the shareholders. During 2016, Popular did not receive nor grant any request from directors, NEOs or executive officers for waivers under the provisions of the Code. The Code was last

14 | Popular, Inc.

Corporate Governance

revised on September 22, 2016 and is available on the Corporate Governance section of Popular’s website at www.popular.com/en/investor-relations/. Popular will post on its website any amendments to the Code and any waivers to the CEO, the CFO, the Corporate Comptroller or directors.

Popular expects employees to report behavior that

concerns them or that may represent a violation of the Code. Popular offers several channels by which employees may raise an issue or concern, including any actual or potential violations of the Code. One such method is EthicsPoint, a website and telephone hotline that is available 24/7. EthicsPoint reports can be submitted anonymously.

Communication with the Board

Any shareholder who desires to contact the Board or any of its members may do so by writing to:

Popular, Inc., Board of Directors (751),

P.O. Box 362708, San Juan, PR 00936-2708.

Alternatively, a shareholder may contact the Audit Committee or any of its members telephonically by calling the toll-free number (866) 737-6813 or electronically through www.popular.com/ethicspoint-en.

Popular’s CLO and Secretary reviews all correspondence addressed to the Board or any of its members and provides the Board with copies of all communications that deal with the functions of the Board or its committees, or that otherwise require Board attention. Communications received by the Audit Committee that are not related to accounting or auditing matters may, in its discretion, be forwarded by the Audit Committee or any of its members to other committees of the Board or Popular’s management for review.

Proposals of Shareholders to be Presented at the 2018 Annual Meeting of Shareholders

Shareholder requests to have a proposal included in Popular’s proxy statement should be directed to the attention of Popular’s CLO and Secretary. The deadline for submission of a proposal for inclusion in Popular’s proxy statement for the 2018 annual meeting of shareholders is November 9, 2017. Under Popular’s Restated By-Laws, if a shareholder wishes to submit a matter for consideration at the 2018 annual meeting of shareholders (including any shareholder proposal or director nomination), a shareholder must submit such matter in writing to the CLO and Secretary not more than 180 days nor less than 90 days in advance of the anniversary date of the preceding year’s annual meeting. In the case of a special meeting or in the event that the date of the 2018 annual meeting of shareholders is more than 30 days before or after such anniversary date, notice by a shareholder must be delivered not earlier than the 15th day following the day on which notice is mailed, or a public announcement is first made by Popular of the date of such meeting, whichever occurs first. Such proposal, however, would not be included in the proxy statement for such meeting. Shareholders may obtain a copy of Popular’s Restated By-Laws by writing to the CLO and Secretary. All communications referred to in this section should be sent to Popular’s principal executive offices at 209 Muñoz Rivera Avenue, San Juan, Puerto Rico, 00918.

Where to Find More Information on Governance

Popular maintains a corporate governance section on its website at www.popular.com/en/investor-relations/ where investors may find copies of its principal governance documents. The corporate governance section of Popular’s website contains, among others, the following documents:

✓	Code of Ethics	✓	Compensation Committee Charter
✓	Audit Committee Charter	✓	Risk Committee Charter
✓	Corporate Governance and Nominating Committee Charter	✓ ✓	Corporate Governance Guidelines Insider Trading Policy

2017 Proxy Statement | 15

Directors and Executive Officers

Nominees for Election as Directors and Other Directors

Information relating to director’s participation in Popular’s committees, age, principal occupation, business experience during the past five years (including positions held with Popular or its subsidiaries and the period during which each director has served in such capacity), directorships and qualifications is set forth below. All of Popular’s directors are also directors of the following subsidiaries of Popular: Banco Popular de Puerto Rico (“BPPR”), Popular North America, Inc. and Banco Popular North America, which operates under the name Popular Community Bank.

Nominees for Election – Class 3 Directors (Terms Expiring 2017)

Director since 2004 Age 53 Committees • Compensation • Corporate Governance & Nominating

María Luisa Ferré

Background

President and CEO of Grupo Ferré Rangel, a diversified family holding company with leading operations in media, real estate, health services, telemarketing and distribution in Puerto Rico, the United States and Chile, since 1999. President and CEO FRG, Inc., the holding company for GFR Media, LLC, the entity that publishes El Nuevo Día, Primera Hora and Indice, Puerto Rico newspapers, since 2001. Member of the Board of Directors of GFR Media, LLC since 2003 and Chair from 2006 to February 2016. Publisher of El Nuevo Día, Puerto Rico’s most widely read and influential newspaper, and Primera Hora since 2006 and Indice since 2012. President and Trustee of the Luis A. Ferré Foundation since 2003. Trustee and Vice President of the Ferré Rangel Foundation since 1999.

Qualifications

Ms. Ferré has 18 years of experience as the President and CEO of Grupo Ferré Rangel, the largest communications and media group in Puerto Rico, with consolidated assets of approximately $365 million and annual net revenues of approximately $205 million as of December 31, 2016. She holds positions as director and officer of numerous entities related to Grupo Ferré Rangel. She also serves as director and trustee of philanthropic and charitable organizations related to fine arts and education. As a result of these experiences, Ms. Ferré possesses a deep understanding of Popular’s main market and has developed management and oversight skills that allow her to make significant contributions to the Board. She also provides thoughtful insight regarding the communications needs of Popular.

16 | Popular, Inc.

Directors and Executive Officers

Director since 2011 Age 57 Committees • Risk (Chair) • Audit (Financial Expert)

C. Kim Goodwin

Background

Private investor since 2008. Non-executive director of PineBridge Investments, LLC, a global asset management boutique with over $82.71 billion in assets under management, since May 2011, and Chair of its Audit Committee. Director of Akamai Technologies, Inc., a technology and Internet corporation, from October 2008 to May 2013, and prior to that from January 2004 to November 2006, and member of the Audit Committee from 2004 to 2006 and from 2008 to 2011. Trustee-Director of various equity funds within the Allianz Global Investors family of funds from June 2010 to October 2014.

Qualifications

Ms. Goodwin’s experience as chief investment officer at several global financial services firms provides the Board with insight into the perspective of institutional investors. Her analytical skills and understanding of global financial markets have proved to be valuable assets. As Head of Equities at Credit Suisse Asset Management from 2006 to 2008, Ms. Goodwin oversaw enterprise risk functions for her global department. Through her experiences as a member of the Audit Committee of Akamai Technologies, Chair of the Audit Committee of PineBridge Investments and Chair of Popular’s Risk Management Committee, Ms. Goodwin has developed profound knowledge of the risks related to our business. She has also developed expertise in identifying, assessing and managing risk exposure, successfully leading the Board’s efforts on risk oversight. Finally, Ms. Goodwin also provides Popular with valuable insight regarding the use of technology by financial firms.

Director since 2004 Age 65 Lead Director Committees • Audit(Chair and Financial Expert) • Risk • Compensation • CorporateGovernance & Nominating

William J. Teuber, Jr.

Background

Private investor since October 2016. Vice Chairman of EMC Corporation, a provider of information technology infrastructure solutions, from May 2006 to September 2016, when Dell Technologies acquired the company. Director of CRH Plc, a global diversified building materials group based in Ireland, since March 2016. Director of Inovalon Holdings, Inc., a provider of data driven healthcare solutions, since April 2013 and of Pivotal Software, Inc., a subsidiary of EMC, from April 2013 to September 2016. Trustee of the College of the Holy Cross since September 2009.

Qualifications

Mr. Teuber has significant financial and financial reporting expertise, which he acquired as a Partner in Coopers & Lybrand LLP from 1988 to 1995 and then as Chief Financial Officer of EMC Corporation from 1996 to 2006. At EMC he demonstrated vast management and leadership skills as he led EMC’s worldwide finance operation and was responsible for all of its financial planning and reporting, balance sheet management, foreign exchange, audit, tax, treasury, investment banking, governance and investor relations function. As Vice Chairman of EMC, he focused on strategy and business development in emerging markets, assisted with government relations and worked closely with the Board of Directors. In addition, he worked closely with EMC’s Chairman, President and CEO in the day to day management of EMC as well as with the company’s executive team to develop future leaders of the company. Mr. Teuber’s significant financial and accounting expertise, vast management experience and skills developed throughout the years that he provided strategic direction at a multinational public company provide the Board with invaluable insight and a unique global perspective.

2017 Proxy Statement | 17

Directors and Executive Officers

Class 1 Directors (Terms Expiring 2018)

Director since 2010 Age 50 Committees • Audit • CorporateGovernance & Nominating (Chair)

Alejandro M. Ballester

Background

President of Ballester Hermanos, Inc., a major food and beverage distributor in Puerto Rico, since 2007.

Qualifications

Mr. Ballester has a comprehensive understanding of Puerto Rico’s consumer products and distribution industries acquired through over 26 years of experience at Ballester Hermanos, Inc., a privately-owned business dedicated to the importation and distribution of grocery products, as well as beer, liquors and wine for the retail and food service trade in Puerto Rico. As of December 31, 2016, Ballester Hermanos had approximately $105 million in assets and annual revenues of approximately $300 million. Mr. Ballester is familiar with the challenges faced by family-owned businesses, which constitute an important market segment for Popular’s commercial banking units. He has proven to be a successful entrepreneur establishing the food service division of Ballester Hermanos in 1999, which today accounts for 34% of the firm’s revenues. During 2009, he was a director of Government Development Bank for Puerto Rico and member of its audit and investment committees where he obtained experience in overseeing a variety of fiscal issues related to various government agencies, instrumentalities and municipalities. The experience, skills and understanding of the Puerto Rico economy and government financial condition acquired by Mr. Ballester have been of great value to the Board.

Director since 1991 Age 64 Chairman since 1993

Richard L. Carrión

Background

CEO of Popular since 1994 and President from 1991 to January 2009 and from May 2010 to September 2014. Chairman of BPPR since 1993 and CEO since 1989. President of BPPR from 1985 to 2004 and from May 2010 to September 2014. Chairman and CEO of Popular North America, Inc. and other direct and indirect wholly-owned subsidiaries of Popular. Director of the Federal Reserve Bank of New York from January 2008 to December 2015. Chairman of the Board of Trustees of Fundación Banco Popular, Inc. since 1991. Chairman and Director of Popular Community Bank Foundation, Inc. since 2005. Member of the Board of Directors of Verizon Communications, Inc. since 1995. Member of the International Olympic Committee since 1990 and Chairman of the International Olympic Committee Finance Commission from 2002 to 2013.

Qualifications

Mr. Carrión’s 41 years of banking experience, 32 heading Popular, Puerto Rico’s largest financial institution, give him a unique level of knowledge of the Puerto Rico financial system. Mr. Carrión is a well-recognized leader with a vast knowledge of the Puerto Rico economy, and is actively involved in major efforts impacting the local economy. His knowledge of the financial industry led him to become a director of the Federal Reserve Bank of New York for eight years.

18 | Popular, Inc.

Directors and Executive Officers

Director since 2010 Age 53 Committees • Compensation • Audit

Carlos A. Unanue

Background

President of Goya de Puerto Rico, Inc. since 2003 and of Goya Santo Domingo, S.A. since 1994, food processors and distributors.

Qualifications

Mr. Unanue has 30 years of experience at Goya Foods, Inc., a privately-held family business with operations in the United States, Puerto Rico, Spain and the Dominican Republic that is dedicated to the sale, marketing and distribution of Hispanic food, as well as to the food processing and canned food manufacturing business. Through his work with Goya Foods, Mr. Unanue has developed a profound understanding of Popular’s two main markets, Puerto Rico and the United States. His experience in distribution, sales and marketing has provided him with the knowledge and experience to contribute to the development of Popular’s business strategy, while his vast experience in management at various Goya entities has allowed him to make valuable contributions to the Board in its oversight functions.

Class 2 Directors (Terms Expiring 2019)

Director since 2013 Age 51 Committees • CorporateGovernance & Nominating • Risk

Joaquín E. Bacardí, III

Background

Private investor since 2016. President and Chief Executive Officer of Bacardi Corporation, a privately held business and major producer and distributor of rum and other spirits, from April 2008 to April 2016.

Qualifications

Mr. Bacardí has extensive experience in the development and implementation of international marketing, sales and distribution strategies acquired throughout more than 24 years at various Bacardi companies and 3 years as Product Manager of Nestlé of Puerto Rico. As President and Chief Executive Officer of Bacardi Corporation, Mr. Bacardí directed and managed all business operations with full profit and loss responsibilities and government relations for Bacardi in the Caribbean, Mexico, Central and South America. Prior to becoming President and Chief Executive Officer of Bacardi Corporation, Mr. Bacardí held positions in various Bacardi enterprises where, among other things, he was responsible for the development of all global communication strategies for Bacardi Limited’s whisky portfolio, with total sales of approximately $400 million, and supervision of marketing for all Bacardi brands globally. Mr. Bacardí’s vast experience in business operations in Puerto Rico and across various international markets, as well as his expertise in global communication strategies, have been of great benefit to the Board.

2017 Proxy Statement | 19

Directors and Executive Officers

Director since 2013 Age 67 Committees • Audit (Financial Expert) • Risk

John W. Diercksen

Background

Principal of Greycrest, LLC, a privately-held financial and operational advisory services company, since October 2013. Chief Executive Officer of Beachfront Wireless LLC, a privately-held investment entity organized to participate in a Federal Communications Commission airwaves auction, from December 2015 to November 2016, when it was sold. Senior Advisor at Liontree Investment Advisors, an investment banking firm, since April 2014. Executive Vice President of Verizon Communications, Inc. from January 2013 to September 2013. Executive Vice President – Strategy, Development and Planning of Verizon Communications, Inc. from June 2003 to December 2012. Director of Harman International Industries, Incorporated, an audio and infotainment equipment company, since June 2013 and of Intelsat, S.A., a communications satellite services provider, since September 2013.

Qualifications

Mr. Diercksen has 29 years of experience in the communications industry. During his tenure at Verizon, a global leader in delivering consumer, enterprise wireless and wire line services, as well as other communication services, Mr. Diercksen was responsible for key strategic initiatives related to the review and assessment of potential mergers, acquisitions and divestitures and was instrumental in forging Verizon’s strategy of technology investment and repositioning its assets. He possesses a vast experience in matters related to corporate strategy, mergers, acquisitions and divestitures, business development, venture investments, strategic alliances, joint ventures and strategic planning. Mr. Diercksen’s extensive senior leadership experience, together with his financial and accounting expertise, position him well to advise the Board and senior management on a wide range of strategic and financial matters.

Director since 2012 Age 47 Committees • Compensation • Risk

David E. Goel

Background

Co-Founder and Managing General Partner of Matrix Capital Management Company, LP since 1999. Member of the Board of Directors of Univision Communications, Inc., a privately held media company, since January 2014 and of Adaptive Biotechnologies, Inc., a privately held company specializing in T-cell sequencing and immunotherapy since August 2016. Trustee of Philips Exeter Academy since 2013, of the Museum of Fine Arts, Boston, since 2010 and of The Winsor School, in Boston, Massachusetts, since April 2016.

Qualifications

During his 24-year career as a fundamentals-focused value investor, Mr. Goel has developed a comprehensive understanding of corporate finance, venture capital and public investing. Having founded Matrix Capital Management in 1999, Mr. Goel has built an 18-year investment track record. Through sound and responsible investing for the Matrix Fund, he gained valuable insight into global financial markets and corporate best practices. His experience in the investment management industry allows him insight into the needs of the financial services business, providing extensive knowledge of risk management and corporate governance to the Board. Mr. Goel’s service as a fund manager, trustee, and board member of other organizations provides him with a unique expertise and global perspective to assist the Board with its oversight of Popular.

20 | Popular, Inc.

Executive Officers

The following information sets forth the names of our executive officers, their age, business experience and directorships during the past five years, as well as the period during which each such person has served as executive officer of Popular.

Richard L. Carrión

Age: 64

Mr. Carrión has been Chairman of the Board since 1993. He has served as CEO of Popular since 1994 and as President from 1991 to January 2009 and from May 2010 to September 2014. For additional information, please refer to the “Nominees for Election as Directors and Other Directors” section of this Proxy Statement.

Ignacio Alvarez

Age: 58

Mr. Alvarez has been President of Popular, BPPR and Popular Community Bank and Chief Operating Officer of Popular and BPPR since October 2014. Prior to that he was Executive Vice President and Chief Legal Officer of Popular from June 2010 to September 2014. He has been a Director of BPPR and Popular Community Bank since October 2014 and a member of the Board of Trustees of Fundación Banco Popular, Inc. and of Popular Community Bank Foundation, Inc. since November 2015. He has served as a member of the Board of Regents of Georgetown University since October 2008.

Camille Burckhart

Age: 37

Ms. Burckhart has been Executive Vice President and Chief Information and Digital Officer of Popular since July 2015. Prior to becoming Executive Vice President, Ms. Burckhart was the Senior Vice President in charge of the Technology Management Division from December 2010 to June 2015. She has been a member of the Board of Directors of Nuestra Escuela since August 2016.

2017 Proxy Statement | 21

Directors and Executive Officers

Javier D. Ferrer

Age: 55

Mr. Ferrer has been the Executive Vice President, Chief Legal Officer and Secretary of the Board of Directors of Popular since October 2014 and a Director of BPPR since March 2015. Prior to joining Popular, Mr. Ferrer was a Partner at Pietrantoni Méndez & Alvarez LLC, a San Juan, Puerto Rico based law firm, were he worked from September 1992 to December 2012 and from August 2013 to September 2014. From January 2013 to July 2013, Mr. Ferrer served as President of the Government Development Bank for Puerto Rico and Vice Chairman of its Board of Directors as well as Chairman of the Economic Development Bank for Puerto Rico. From March 2001 to December 2012 and from September 2013 to September 2014, Mr. Ferrer was Secretary of the Board of Directors of the First Puerto Rico Family of Funds, which, as of September 2014, was comprised of 17 funds.

Lidio V. Soriano Age: 48 Mr. Soriano has been the Executive Vice President and Chief Risk Officer of Popular since August 2011 and a Director of BPPR and Popular Community Bank since October 2014.

Carlos J. Vázquez

Age: 58

Mr. Vázquez has been the Chief Financial Officer of Popular since March 2013. He was President of Popular Community Bank from September 2010 to September 2014 and has been Executive Vice President of Popular since February 2010 and Senior Executive Vice President of BPPR since 2004. He has served as Director of BPPR and of Popular Community Bank since October 2010. He has been Vice Chairman of the Board of Directors of Popular Community Bank Foundation since November 2010, Director of the Federal Home Loan Bank of New York since November 2013 and Member of the National Board of Directors of Operation Hope since 2012.

Manuel Chinea

Age: 51

Mr. Chinea has been Executive Vice President of Popular since January 2016 and Chief Operating Officer of Popular Community Bank since February 2013. Prior to becoming Chief Operating Officer of Popular Community Bank, from April 2012 to January 2013, he was Executive Vice President and Chief Marketing and Product Executive at CertusBank. He has served as a Member of the Board of Trustees of Popular Community Bank Foundation, Inc. since October 2013 and of the Board of Directors of the Hispanic Federation, since June 2016.

22 | Popular, Inc.

Directors and Executive Officers

Juan O. Guerrero

Age: 57

Mr. Guerrero has been an Executive Vice President of BPPR in charge of the Financial and Insurance Services Group since April 2004. He has been a Director of Popular Securities LLC since 1995, Popular Insurance LLC since 2004 and of other subsidiaries of Popular. Mr. Guerrero has served as a Director of SER de Puerto Rico since December 2010 and a Member of the Board of Directors of Puerto Rico Baseball Academy and High School from September 2012 to December 2016.

Gilberto Monzón

Age: 57

Mr. Monzón has been an Executive Vice President of BPPR in charge of the Individual Credit Group since October 2010. He has also served as Member of the Board of Directors of the San Jorge Children’s Hospital Professional Board since 2011, Member of the Government Relations Council of the American Bankers Association since 2013 and director of the Center for a New Economy and of the Coalition for the Prevention of Colorectal Cancer of Puerto Rico since 2014.

Eduardo J. Negrón

Age: 52

Mr. Negrón has been Executive Vice President of Popular since April 2008 and has been in charge of the Administration Group since December 2010. He became Chairman of Popular’s Benefits Committee on April 2008. He has served as Member of the Board of Trustees and Treasurer of Fundación Banco Popular, Inc. and of the Popular Community Bank Foundation, Inc. since March 2008. Mr. Negrón has been a Director of Fundación Angel Ramos since April 2012 and Chairman of its Investment and Finance Committee since March 2014.

Néstor Obie Rivera

Age: 70

Mr. Rivera has been Executive Vice President of BPPR in charge of the Retail Banking and Operations Group since April 2004. He has served as a Member of the Board of Directors of EVERTEC, Inc. since April 2012.

Eli S. Sepúlveda

Age: 54

Mr. Sepúlveda has been Executive Vice President of Popular since February 2010 and of BPPR since December 2009. He has been the supervisor in charge of the Commercial Credit Group in Puerto Rico since January 2010. Mr. Sepúlveda joined the Board of Managers of the Puerto Rico Idea Seed Fund, LLC on December 2016.

2017 Proxy Statement | 23

Directors and Executive Officers

Certain Relationships and Transactions

We may be party to transactions, arrangements or relationships with our directors, director nominees, executive officers or greater than 5% shareholders, or their immediate family members (each, a “Related Person”). We have adopted a written Policy on Related Party Transactions (the “Related Party Policy”) to identify and evaluate potential conflicts of interest, independence factors and disclosure obligations arising out of transactions, arrangements or relationships between Related Persons and us.

Transactions covered by the Related Party Policy may also be subject to restrictions pursuant to Federal Reserve Board Regulation O, Loans to Executive Officers, Directors and Principal Shareholders, which is the subject of a separate policy.

Our Policy on Related Party Transactions

The Related Party Policy governs the review, approval or ratification of transactions, arrangements or relationships: (i) in which Popular or any subsidiary is a participant; (ii) the aggregate amount involved will or may be expected to exceed $120,000 in any given year; and (iii) a Related Person has or will have a direct or indirect material interest. These transactions must be submitted to the Audit Committee for their review, evaluation and approval, unless pre-approved under the Related Party Policy.

Directors and executive officers must notify the CLO of any related party transaction in which they, or their immediate family members, have a material interest. Any unit or division proposing a related party transaction must also notify the CLO by completing a Related Party Transaction Request Form. After review by the CLO, the form is submitted for consideration and approval of the Audit Committee. The form must contain, among other things, a description of the proposed transaction, its benefits to Popular and an assessment of whether the proposed related party transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally. Only disinterested members of the Audit Committee will participate in the review and determination of whether a related party transaction is approved. The Audit Committee will approve or ratify transactions with Related Persons when the transaction is deemed to be in, or is not inconsistent with, the best interest of Popular.

Pre-Approved Categories of Related Party Transactions

In accordance with the terms of the Related Party Policy, certain types of transactions are pre-approved and certain recurring transactions are approved annually, without the need to submit the corresponding form to the Audit Committee. Pre-approved transactions include certain banking-related services and transactions in the ordinary course of business involving financial products and services provided by, or to, Popular, including loans, provided such transactions are in compliance with the Sarbanes-Oxley Act of 2002, Federal Reserve Board Regulation O and other applicable laws and regulations. In the event Popular becomes aware of a transaction with a Related Person that has not been approved under the terms of the Related Party Policy, the Audit Committee considers all relevant facts and circumstances regarding the transaction with the Related Person and evaluates all options available to Popular, including ratification, revision or termination. The Audit Committee also examines the facts and circumstances pertaining to the failure of reporting such related party transaction to the Committee, as required by the Related Party Policy, and may take such actions as it deems appropriate.

Related Party Transactions

In 2016, Popular and its subsidiaries contributed approximately $663,000 to Fundación Banco Popular, Inc. (the “BPPR Foundation”) through the matching of employee contributions. Popular also contributed $100,000 from the proceeds of BPPR’s Holiday Special to the BPPR Foundation. In addition, BPPR contributed approximately $485,000 in restricted funds to be contributed by the BPPR Foundation to EnterPrize Events, Inc., a non-profit organization that will create a seed fund to invest in technology start-ups. The BPPR Foundation is a Puerto Rico not-for-profit corporation created to improve the quality of life in Puerto Rico. As BPPR’s philanthropic

24 | Popular, Inc.

Directors and Executive Officers

arm, it provides a scholarship fund for employees’ children and supports education and community development projects. Popular provides human and operational resources to support the activities of the BPPR Foundation, which during 2016 amounted to approximately $1,162,000, including maintenance and the amortization of leasehold improvements for the BPPR Foundation’s headquarters. BPPR and the Puerto Rico employees of Popular, through voluntary personal donations, are the main source of funds of the BPPR Foundation. The Board of Directors of BPPR appoints six of the ten members of the Board of Trustees. The remaining four trustees are appointed by the Board of Trustees of the BPPR Foundation. Mr. Carrión is the Chairman, and Messrs. Alvarez and Negrón are members, of the BPPR Foundation’s Board of Trustees.

The Popular Community Bank Foundation, Inc. (the “PCB Foundation”), a New York not for-profit corporation, was created to strengthen the social and economic well-being of the communities served by Popular Community Bank. The PCB Foundation is Popular Community Bank’s philanthropic arm and provides support to charitable organizations for community development and education. During 2016, Popular Community Bank made a contribution to the PCB Foundation of approximately $95,000 in connection with the matching of employee contributions. It also made additional contributions of approximately $171,000. Popular Community Bank and its employees, through voluntary personal donations, are the main source of funds of the PCB Foundation. Messrs. Carrión, Alvarez, Vázquez, Chinea and Negrón are members of the Board of Directors of the PCB Foundation.

Certain directors and NEOs have immediate family members who are employed by subsidiaries of Popular. The compensation of these family members is established in accordance with the corresponding subsidiary’s employment and compensation practices applicable to employees with similar qualifications and responsibilities or holding similar positions. A son of Mr. Carrión is employed as a Vice President and Manager of the Business Development and International Banking Division of BPPR. He received compensation in the amount of approximately $142,000 for fiscal year 2016 and other benefits and payments that did not exceed $20,000. His compensation was approved and ratified by the Audit Committee under the Related Party Policy.

BPPR has loan transactions with Popular’s directors and officers, and other Related Persons, and proposes to continue such transactions in the ordinary course of its business, on substantially the same terms, including interest rates and collateral, as those prevailing for comparable loan transactions with third parties. Except as discussed below, the extensions of credit have not involved and do not currently involve more than normal risks of collection or present other unfavorable features.

In June 2006, a brother-in-law of Mr. Unanue, a director of Popular, obtained a $828,000 mortgage loan from Popular Mortgage, then a subsidiary of BPPR, secured by a residential property. The loan was a fully amortizing 30-year loan with a fixed annual rate of 7%. Mr. Unanue was not a director of Popular at the time the loan was made. The loan was made in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing for comparable loan transactions with third parties at that time. The borrower became delinquent on his payments commencing in July 2010 and, after exhausting various collection and loss mitigation efforts, BPPR commenced foreclosure procedures in November 2010. As of December 31, 2011, Popular had recorded a loss of approximately $65,000 on the loan. In March 2012, the loan was restructured under the terms of BPPR’s loan modification program. The restructured loan is a 40-year loan with a fixed annual rate of 2.5% during the first 5 years, increasing 1% each year thereafter up to a rate of 6.75%. While the principal amount of the restructured loan subject to interest payment is $750,321, the borrower also agreed to repay an additional amount of $158,100 upon cancellation of the restructured loan. The total payments to be made by the borrower represent the entirety of the amount owed prior to restructuring the loan, including accrued interest. The borrower is current on his payment obligations under the restructured loan. Payments of principal and interest of $12,071 and $17,622, respectively, were made during 2016. As of December 31, 2016, the outstanding balance of the loan was $856,397. The largest outstanding balance of the loan during 2016 was $867,474.

2017 Proxy Statement | 25

Directors and Executive Officers

In March 2012, BPPR also entered into an agreement with Mr. Unanue’s same brother-in-law to pay $97,000 of the approximately $139,000 in credit card and personal loan debt (including accrued interest) owed by him. These loans were made in the ordinary course of business prior to the date that Mr. Unanue joined the Board. The borrower has agreed to make monthly payments of $538.00 until the amount is paid in full. During 2016, the borrower paid $6,456 and the outstanding debt balance as of December 31, 2016 was $68,486.

In October 2012, a sister of Mr. Guerrero, an Executive Vice President of BPPR, obtained a $179,200 mortgage loan from Popular Mortgage, secured by a residential property. The loan was a fully amortizing 30-year loan with a fixed annual rate of 3.375%. The loan was made in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing for comparable loan transactions with third parties at that time. The borrower became delinquent on her payments commencing in May 2016, and after exhausting various collection and loss mitigation efforts, BPPR and borrower entered into a deed in lieu of foreclosure on October 2016. As a result of the transaction, BPPR acquired the residential property that secured the loan and recorded a loss of $20,212. Payments of principal and interest of $1,608 and $2,353 respectively, were made during 2016. As of October 2016, the outstanding balance of the loan was $166,369 and the largest outstanding balance of the loan during 2016 was $167,977.

Commencing in May 2013, a brother-in-law of Mr. Negrón became delinquent on four commercial loans, three of which were originated by BPPR and one which was originated by Westernbank and acquired by BPPR as part of a Federal Deposit Insurance Corporation (“FDIC”) assisted transaction in 2010. The BPPR loans were made in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing for comparable loan transactions with third parties at that time. The loans had maturity dates ranging from April 2013 to August 2023 and interest rates ranging from 6.50% to 9.30%. During 2016, no payments of principal and interest were made on the loans. Two of the loans were secured by real estate and BPPR commenced collection and foreclosure proceedings in February 2014. The foreclosure proceedings were completed in June 2016 and the property was transferred to BPPR, which was the successful bidder, for a value of $367,500. At the time of foreclosure, the aggregate amount of principal and interest owed on such loans was $672,604 and $128,707, respectively, and BPPR had charged-off an aggregate amount of $478,804. The largest outstanding balance of the loans during 2016 was $801,311.

During 2016, the same brother-in-law of Mr. Negrón also had a participation in two entities, each of which has a real estate development loan with BPPR. The loans were made in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing for comparable loan transactions with third parties at that time. The first loan, in the amount of $1,650,000, is to an entity in which he owns a 50% equity interest and was originated by Westernbank in 2003. BPPR acquired this loan as part of the FDIC assisted transaction in 2010. Mr. Negrón’s brother-in-law personally guarantees the loan. It is payable from the proceeds of the sale of residential units and bears interest at a rate equal to 4.25%. The outstanding balance on the loan as of December 31, 2016 was $117,370. During 2016, $5,533 and $5,266 were paid in principal and interest, respectively. The second loan, in the amount of $500,000, was to an entity in which Mr. Negrón’s brother-in-law owns a 33% equity interest and which was secured by undeveloped land. Mr. Negrón’s brother-in-law personally guaranteed the loan. The loan was scheduled to mature in December 2018 and it bore interest at a floating rate equal to the prime rate. In June 2016, the loan had a principal balance of $395,000 and BPPR entered into a discounted payoff transaction for the amount of $310,000 in exchange for the release of the collateral and the personal guarantees on the loan. During 2016, $10,000 and $6,624 were paid in principal and interest, respectively. The largest outstanding balance of the loan during 2016 was $405,000. The discounted payoff was approved by the Audit Committee pursuant to the Related Party Policy.

In September 2008, a brother of Mr. Negrón obtained a $390,000 commercial loan from BPPR, secured by a commercial property. The loan was a fully amortizing 15-year loan with a variable interest rate of prime plus .50%. The loan was made in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing for comparable loan transactions with third parties at that time. In January 2015, BPPR approved the first of three 6-month temporary reductions to the borrower’s monthly principal payments in the aggregate amount of $13,500. In August 2016, the term of the temporary loan modifications expired and the borrower started to pay the loan under its original terms. The outstanding balance on the loan as of December 31, 2016 was $221,250, and $23,700 and $9,547 were paid during 2016 in principal and interest, respectively. The largest outstanding balance of the loan during 2016 was $244,950. This transaction was ratified by the Audit Committee pursuant to the Related Party Policy.

26 | Popular, Inc.

Executive and Director Compensation

Compensation Discussion and Analysis

In this section, we describe the key features of Popular’s executive compensation program and the factors that we considered in making compensation decisions regarding our named executive officers (“NEOs”).

For 2016, Popular’s NEOs were:
Richard L. Carrión	Chairman of the Board of Directors and Chief Executive Officer (“CEO”)
Ignacio Alvarez	President and Chief Operating Officer (“COO”)
Carlos J. Vázquez	Executive Vice President and Chief Financial Officer (“CFO”)
Javier D. Ferrer	Executive Vice President and Chief Legal Officer (“CLO”)
Lidio V. Soriano	Executive Vice President and Chief Risk Officer (“CRO”)

Popular reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). A reconciliation of the non-GAAP financial measures below is provided in Appendix A to this Proxy Statement. This discussion includes statements regarding financial and operating performance targets in the specific context of Popular’s executive compensation program. Shareholders should not read these statements in any other context.

Executive Summary

During 2016, we demonstrated the strength of our franchise while we continued to operate in a challenging economic environment in Puerto Rico, our main market. We generated strong revenues, improved overall credit quality, continued to achieve robust U.S. loan growth and obtained regulatory approval for important capital distribution actions. Our net interest income after provision for loan losses for 2016 grew by 7.2%, while total operating expenses decreased by 2.5%. Our stock price appreciated by 55% during the year, significantly higher than our U.S. peers.

2016 Business Performance
Net Income	Adjusted Net Income	Credit Quality: Non-Performing Assets	Capital Levels: Common Equity Tier 1 Ratio

75.8%	4.5%	40 basis points	30 basis points
decrease	decrease	improvement	improvement

2016	2016	2016	2016
$216.7M	$358.1M	2.0%	16.5%

2015	2015	2015	2015
$895.3M	$374.8M	2.4%	16.2%

GAAP basis	Non-GAAP basis (adjusted for certain transactions)	Non-performing assets as a percentage of total assets	Common Equity Tier 1 Ratio

Our net income reported under GAAP for 2016 was affected by two adverse arbitration awards related to our commercial loss-share agreement with the FDIC, which resulted in a pre-tax charge of $171.8 million. Also, during 2015 we had recorded a partial reversal of the valuation allowance on our deferred tax assets from our U.S. operations for approximately $589.0 million, which resulted in an income tax benefit that did not recur in

2017 Proxy Statement | 27

Compensation Discussion and Analysis

2016. When we view our results on an adjusted net income basis, which is a non-GAAP measure used by management to provide meaningful information about the underlying performance of our ongoing operations, we experienced a much lower decrease than that reflected in our GAAP results. The decrease in our adjusted net income was mainly due to our U.S. operations, which did not benefit from the low income tax rate and credit recoveries experienced in 2015.

Popular’s main accomplishments during 2016 included the following:

Popular’s stock price increased by 55% during 2016, significantly higher than our U.S. peers and the KBW Nasdaq Bank Index, likely reflecting the previously described achievements as well as macroeconomic and political developments in Puerto Rico and the United States. Popular’s stock price moved close to those reference groups in the first half of the year. After June, the stock price of Popular and other Puerto Rico banks increased significantly, probably related to the enactment of the Puerto Rico Oversight, Management, and Economic Stability Act (“PROMESA”), which reduced the market’s perception of uncertainty regarding public debt restructuring and a path to economic recovery. After the November U.S. presidential election, the price of bank stocks generally rose due to expectations of reduced corporate taxes, a roll back in regulations and higher infrastructure spending.

Credit Quality Capital Strategy Puerto Rico Business United States Business Employee Engagement Social Commitment Despite the difficult economic and fiscal environment in our main markets, credit quality improved in 2016 both for Puerto Rico and the mainland United States. This translated into total non-performing assets that improved from $843 million (2.4% of assets) at year-end 2015 to $774 million (2.0% of assets) at year-end 2016. Our capital levels remained strong and well above our peer banks and regulatory requirements, with year-end Common Equity Tier 1 capital equal to 16.5%. We obtained regulatory approval to increase our quarterly common stock dividend from $0.15 to $0.25/share and execute a stock repurchase program of up to $75 million. We continued to grow our client base and currently serve 1.7 million customers or 65% of Puerto Rico’s banked population. Popular continues to hold—and in most categories improved—our leading market share position. A rise in government and non-public deposits increased total deposits by 11% in Puerto Rico for 2016. We were also able to grow businesses such as auto financing and continued to foster entrepreneurship through programs such as Start-Up Popular. Our focus remains on strengthening the relationship and satisfaction of our clients by providing innovative solutions as part of our digital transformation. In this regard, Puerto Rico’s digital deposits reached 39% of all deposits in December 2016. We had another strong year of organic growth in our US business, generating commercial loan growth of 28% and deposit increases of 15%. We solidified our commercial banking franchise as well as our position as strong players in two specialty lending segments: community association banking and healthcare financing. We also continued the transformation of our retail network, a strategy that is key to our ongoing efforts to improve the profitability of our US operation. Two new branches were added and an additional eight were transformed, yielding efficiency improvements in these branches. At the end of 2016, digital self-service transactions represented 35% of all deposits. We continue to attract, develop and retain the best talent in the markets we serve. We successfully maintained high levels of employee engagement through our focus on enhanced technical and leadership training programs, increased internal career mobility, strong performance management and initiatives that promoted physical, emotional and financial wellness. In 2016, our charitable foundations impacted over 20,000 individuals through more than 100 nonprofit organizations, reaching donations of $2.8 million in Puerto Rico (27% above 2015) and $320,000 in the mainland United States to promote education and community development. Our Social Innovation and Collaboration Center housed 20 nonprofit and startup organizations and offered over 100 forums and workshops, including coaching for nonprofit sector leaders. Through the Multisector Alliance—Echar Pa’ Lante—we provided professional development to several thousand students and educators, thus accelerating the development of global entrepreneurship and a culture of innovation in Puerto Rico to help restore economic growth.

28 | Popular, Inc.

Compensation Discussion and Analysis

As described below, our executive compensation programs are designed to reward the achievement of annual and long-term goals that generate sustained company performance and strong returns to our shareholders.

Highlights of Our Executive Compensation Program

•	Popular’s overarching compensation philosophy has always been to provide our executive officers with pay that is linked to performance and supports the long-term interests of our shareholders. Performance-based short- and long-term incentives represent a large portion of our executive officers’ target total compensation opportunity (72% of total compensation for the CEO, 66% for the President and COO and 62% for the other NEOs). Between 50% and 62% of those incentives are equity-based, with one-half of the target award based on Popular’s future total shareholder return and earnings per share. Our executive officers are also subject to stock ownership requirements.

•	The Board of Directors’ Compensation Committee (the “Committee”) approves Popular’s compensation programs upon consideration of market competitive trends, regulatory guidelines and best practices. Furthermore, our executive compensation program is designed to discourage excessive or unnecessary risk taking and improper sales practices through the adequate balance of short-term and long-term incentives, thresholds and caps to limit payouts, and a mix of financial and non-financial goals, among other design features.

•	The following table illustrates the annual cash and equity target award opportunities established for our NEOs in 2016. The result is a balanced perspective of financial and qualitative performance over a short- and long-term horizon.

2017 Proxy Statement | 29

Compensation Discussion and Analysis

2016 Executive Compensation Program

Target Incentive Opportunity

% of Base Pay

Short-Term Annual (Cash) Incentive

	CEO	President/ COO	Other NEOs
Popular, Inc. Net Income	30%	27.5%	25%

Annual Goals (Financial/Non-Financial)	50%	45.0%	40%

Leadership	20%	17.5%	15%

Total Short-Term	100%	90%	80%

Long-Term (Equity) Incentive
	CEO	President/ COO	Other NEOs
Performance Shares ( 1⁄2 Total Shareholder Return and 1⁄2 Earnings per Share)	80%	50%	40%

Restricted Stock	80%	50%	40%

Total Long-Term	160%	100%	80%

Grand Total	260%	190%	160%

The following key features of our executive compensation program reflect our focus on performance-based pay, long-term shareholder value and prudent risk taking:

What We Do
✓	Use various performance metrics to deter excessive risk-taking by eliminating any incentive focus on a single performance goal. Also, we may adjust incentive payouts if results are not aligned with Popular’s risk appetite and related tolerances.
✓	Balance short-term (cash) and long-term (equity) compensation to discourage short-term risk taking at the expense of long-term results.
✓	Use equity incentives to promote total return to shareholders, company performance and executive retention.
✓	Hold a portion of equity vesting until retirement, thereby reinforcing long-term risk management and alignment with shareholder interests.
✓	Apply clawback features to all executive officer variable pay in the event of a financial results restatement, a performance metric found to be materially inaccurate, or an executive’s misconduct.
✓	Employ “double-trigger” vesting of equity awards in the event of a change of control (i.e., vesting is only triggered upon a qualifying termination of employment following a change of control).
✓	Conduct annual incentive risk reviews in conjunction with Popular’s CRO.
✓	Engage an independent compensation consultant who advises and reports directly to the Compensation Committee.
✓	Require significant stock ownership from our executive officers. Our CEO and other NEOs have a requirement of six times and three times their base salaries, respectively.

30 | Popular, Inc.

Compensation Discussion and Analysis

What We Don’t Do
×	No tax gross-ups provided for any compensation or benefits.
×	No special executive retirement programs and no severance programs specific to executive officers.
×	No speculative transactions in Popular securities by executive officers, including: hedging and monetization transactions, such as zero-cost collars, forward sale contracts and short sales; equity swaps; options and other derivative transactions.
×	No pledging of common stock as collateral for margin accounts or for loans (except as grandfathered with respect to loans).
×	No employment or change of control agreements with our NEOs.
×	No unusual or excessive perquisites for executives.

Compensation Objectives and Components

Motivate and Reward High Performance

Ensuring and sustaining a proper pay-performance relationship is one of our key objectives. For Popular, performance means a combination of financial results, strategic accomplishments and a demonstration of leadership competencies, all designed to support our company’s business strategy and drive long-term shareholder value.

Base salary, as well as short- and long-term incentive compensation opportunities, are generally targeted at market median. Our short-term incentive and performance share awards provide the opportunity to earn increased pay (up to 1.5 times target) for superior performance and similar downside should we not achieve our performance goals. Furthermore, our incentive design seeks to dissuade our executives from taking excessive or unnecessary risks.

As depicted in the following charts, our NEOs’ 2016 target incentive program had a strong focus on performance and shareholder alignment.

Short-term Incentive Annual cash award linked to corporate and business unit results, individual goals and leadership competencies. Long-term Incentive Annual equity grant that rewards performance and aligns Popular’s NEOs with the interests of our shareholders. 100% Cash Incentive Aligned with pay-performance; based on Popular’s net income results, each NEO’s individual goals and leadership competencies. 50% Performance Shares One-half of the target equity award consists of performance shares, with actual earned shares determined at the end of a 3-year performance period: 1/2 based on Total Shareholder Return (“TSR”) – relative to an index of banks. 1/2 based on Earnings Per Share (“EPS”) – an absolute 3-year cumulative goal. 50% Restricted Stock One-half of the target equity award is restricted stock granted upon consideration of corporate and individual performance. Supports NEO stock ownership and retention. Shares vest 20% annually over 4 years, holding the remaining 20% to vest upon retirement.

2017 Proxy Statement | 31

Compensation Discussion and Analysis

The following comparative chart illustrates the breakdown of our NEOs’ total target compensation opportunity. A significant portion of compensation is at-risk, subject to company and individual performance: 72% of total compensation for the CEO, 66% for the President and COO and 62% for the other NEOs.

Pay Mix in the Compensation Program

Each element, at target, as a % of base pay

Align Executives with Shareholder Interests and Build Long-Term Shareholder Value

At Popular’s annual shareholders meeting in April 2016, the vast majority of voting shareholders (97.72%) approved our overall executive compensation policies and practices. We believe that this illustrates our shareholders’ support of our compensation philosophy and performance-based pay program. The perspectives of shareholders and industry best practices were taken into consideration by management and the Committee as they developed strategic objectives, business plans and compensation elements supporting the 2016 compensation decisions. The Committee plans to continue to consider our shareholders’ perspectives on an annual basis.

A significant component of our compensation program is equity-based pay designed to promote long-term value by rewarding sustained earnings growth, long-term return on shareholders’ investment and the retention of key high-performing talent.

Performance shares promote value creation by rewarding executives for future increases in earnings (EPS) and stock appreciation (TSR) depending on the degree of achievement of pre-established EPS and TSR targets.

Restricted stock is awarded upon consideration of corporate and individual performance. It promotes executive stock ownership and retention as the shares vest over time, further aligning our executives’ interests with those of our shareholders.

In addition, our NEOs are subject to stock ownership guidelines to reinforce their orientation toward long-term shareholder value. The CEO and other NEOs must reach (within five years of appointment) and subsequently retain shares equivalent to six times and three times their base salary, respectively. Any shares pledged to secure grandfathered loans and any unvested performance shares are not considered to satisfy the requirement. As of February 2017, all NEOs had either met the requirement or were on track to comply within the designated timeframe.

32 | Popular, Inc.

Compensation Discussion and Analysis

Attract and Retain Highly Qualified Executives

Popular’s executive compensation program seeks to attract, motivate and retain the talent needed to successfully deliver future earnings stability and growth. Our mix of salary and performance-based short- and long-term incentives provides a competitive offering to attract the best executive talent and promote its long-term career retention. In consultation with management and its independent compensation consultant, the Committee balances competitiveness and retention features while considering individual performance, experience and qualifications, as well as market practices and Popular’s financial performance. The following key components of our compensation program, combined with strong succession and development initiatives, drive our ability to secure top executive-level talent over the long term.

Key Compensation Components

Fixed	Base Pay

•    Fixed compensation to reflect each executive’s role, contribution and performance, which provides the foundation of the total compensation program on which other incentives and benefits are based.

•    The reference point for base salaries is the median of the competitive market, with the ability to vary to reflect each executive’s performance, experience and contributions.

Executive Benefits and Perquisites
• Intended to represent an immaterial portion of total compensation, consistent with shareholder expectations and best practices.

Variable	Short-Term Cash Incentive

•    Annual incentive opportunity is targeted near the market median.

•    Actual pay depends on the achievement of performance goals (financial, operational, strategic and individual).

•    Short-term incentive represents a balance of performance measures that are aligned with Popular’s annual goals and business strategy.

•    Incentive plan has appropriate mitigating features to dissuade undue risk taking or improper sales practices (e.g., multiple measures, award caps, internal controls and compliance protocols, etc.).

Long-Term Equity Incentive

•    Directly aligns executive interests with shareholders.

•    Annual long-term incentive opportunity is targeted near the market median.

•    Target award combines equal portions of performance-based and time-based vesting.

•    Measures and rewards long-term performance.

•    Allocated upon consideration of performance and potential.

•    Promotes retention of key executive talent through multi-year vesting, including a portion that vests upon retirement.

2017 Proxy Statement | 33

Compensation Discussion and Analysis

2016 Compensation Program and Pay Decisions

Base Salary

The Committee did not grant base salary increases to any NEO in 2016, upon confirming that base pay was market competitive and appropriate with respect to each NEO’s role and responsibilities. Base pay differences between 2015 and 2016 indicated in the Summary Compensation Table are attributable to the following: (i) the calendar year 2016 contained 27 biweekly pay periods, as compared to 26 biweekly pay periods in 2015; (ii) the NEOs (except Mr. Carrión and Mr. Ferrer) received 2015 base pay increases effective as of March 2, 2015, thereby reflecting a portion of 2015 total base pay at the prior rate.

Short- and Long-Term Incentive Compensation Opportunity

Incentive opportunities under the executive compensation program for 2016, as a percent of base pay, were unchanged from 2015 incentive opportunities and were as follows:

Component	Level Of Achievement	CEO	President/COO	Other NEOs

	<Threshold	0%	0%	0%
Corporate Net Income	Threshold (85%)	15%	12.5%	10%
	Target	30%	27.5%	25%
	Max (115%)	45%	42.5%	40%
	<Threshold	0%	0%	0%
Individual Annual Goals (financial/non-financial)	Threshold	25%	22.5%	20%
	Target	50%	45.0%	40%
	Max	75%	67.5%	60%
	Min	0%	0%	0%
Leadership	Target	20%	17.5%	15%
	Max	30%	25.0%	20%
	<Threshold	0%	0%	0%
Total Short-Term Incentive	Threshold	40%	35.0%	30%
	Target	100%	90.0%	80%
	Max	150%	135.0%	120%

	<Threshold	0%	0%	0%
Equity Incentive—Performance Shares	Min	40%	25%	20%
	Target	80%	50.0%	40%
	Max	120%	75%	60%
	<Threshold	0%	0%	0%
Equity Incentive—Restricted Stock	Threshold	40%	25%	20%
	Target	80%	50.0%	40%
	Max	120%	75%	60%
	<Threshold	0%	0%	0%
Total Long-Term Incentive	Threshold	80%	50%	40%
	Target	160%	100%	80%
	Max	240%	150%	120%

	<Threshold	0%	0%	0%
Consolidated Total	Threshold	120%	85%	70%
	Target	260%	190%	160%
	Max	390%	285%	240%

34 | Popular, Inc.

Compensation Discussion and Analysis

Short-Term Annual Cash Incentive for 2016 (paid in 2017)

Our short-term incentive rewards the achievement of annual financial and non-financial goals that reinforce our business strategy and strategic priorities, as well as the demonstration of our leadership competencies. Actual payouts generally range from zero to 1.5 times the target award, depending on performance. Certain threshold levels of performance are required to be achieved for any payouts to be awarded.

The Committee assessed and awarded the 2016 short-term cash incentive as follows:

Corporate Net Income Component

In 2016, we achieved after-tax net income of $216.7 million and an adjusted after-tax net income of $358.1 million. We use the adjusted (non-GAAP) measure for compensation purposes as we believe it better reflects the underlying performance of our ongoing operations (refer to Appendix A for reconciliation to GAAP results). This level of adjusted after-tax net income represented 89.2% of the targeted net income of $401.4 million. Based on these results, the Committee approved a partial award as follows: 19.2% of base pay for the CEO, 16.7% for the President and COO and 14.2% for the other NEOs, reflecting below-target payouts based on net income performance.

Individual Annual Goals Component

In this individual performance component of the executive compensation program, the Committee assessed the overall achievements and effectiveness of each NEO, taking into account financial and non-financial considerations (as highlighted below) and granted the following award:

NEO % of Base Pay Earned	Considerations
Richard L. Carrión 58.0%

•   Drove business initiatives to strengthen our operations in Puerto Rico and in the mainland United States. Further solidified our competitive position in Puerto Rico, growing our customer base and increasing our market share in most categories. Achieved strong loan growth in the United States, increasing the portfolio by 17%.

•   Supervised Popular’s risk management function, focusing on the most significant risks facing Popular, including credit, operational, legal, strategic and compliance risks. Non-performing assets declined from 2.4% of assets to 2.0%. Net charge-offs decreased from 0.98% of loans to 0.76%. Enhanced Popular’s cybersecurity program by making targeted investments to address vulnerabilities and strengthen existing controls.

•   Supported the implementation of our technology strategy, including the streamlining and modernization of core banking systems and the migration of transactions to digital channels. Deposits made through our ATMs and mobile devices reached 39% of all deposits in Puerto Rico and 35% in the United States by the end of 2016.

•   Spearheaded efforts to attract, develop and retain talent, revamping recruitment processes, systems and criteria, expanding and renovating trainings, promoting internal mobility and emphasizing a performance-based culture. Turnover declined from 7.9% to 7.5% in Puerto Rico and from 22.0% to 20.3% in the United States. Promoted wellness initiatives, including health and financial well-being, and championed Popular’s Diversity and Inclusion Program.

•   Served as Popular’s lead representative in its relationship with key external stakeholders, including regulators, investors and government officials. Maintained open communication and offered support in matters related to Puerto Rico’s fiscal and economic challenges.

•   Led the completion of the Dodd-Frank Act Stress Test and the capital plan, which brought about an increase in our quarterly common stock dividend from $0.15 per share to $0.25 per share, effective in the second quarter of 2017, and the approval of a share repurchase program of up to $75 million to be executed during 2017.

2017 Proxy Statement | 35

Compensation Discussion and Analysis

NEO % of Base Pay Earned	Considerations
Ignacio Alvarez 55.0%

•   Directed efforts to manage the bank through Puerto Rico’s fiscal and economic situation, including reducing direct credit exposure to the government and negotiating arrangements to provide new deposit and cash management services to public entities.

•   Delivered solid business results in Puerto Rico, maintaining strong credit quality and increasing our market-leading position in principal business segments, while growing in segments such as auto loans (up 5%) where we are not currently the leader. Led strategic initiatives to continue building customer relationships and promoting investment and entrepreneurship in Puerto Rico.

•   In the U.S., managed strategic loan growth (up 17%), without departing from our desired risk appetite, and guided our retail network expansion to drive deposit growth.

•   Directed corporate-wide strategies to increase customer use of digital channels, with digital self-service deposits reaching 39% of all deposits in Puerto Rico and 35% in the United States as of December 2016.

•   Led initiatives to increase collaboration between Puerto Rico and U.S. teams, resulting in consolidated functions (e.g., training) and additional business opportunities. Executed initiative to reduce discretionary expenses in 2016, while investing in technology, compliance and back-office infrastructure, and managed 2017 budget process with the business units.

•   Guided various efforts to promote Popular’s high-performance organization in the areas of performance management and talent mobility, physical, emotional and financial wellness, and leadership development.

Carlos J. Vázquez 46.8%

•   Directed financial aspects of Popular’s capital plan and Dodd-Frank Act Stress Test, resulting in regulatory approval of capital distribution strategy elements (dividend increase and stock repurchase).

•   Led organizational enhancements to the Finance function, yielding major efficiency improvements in accounting and management reporting tools and processes.

•   Supported analysis, structuring and negotiation of asset acquisition and business growth initiatives.

•   Optimized Popular’s liquidity through securing increased borrowing facilities, reduction of wholesale funding, effective management of repurchase agreement (REPO) portfolio and reinvestment of cash resources.

•   Guided investor outreach initiatives that expanded investor understanding of Popular. Achieved increased analyst coverage. Popular stock was added to the KBW Regional Bank Index.

Javier D. Ferrer 52.7%

•   Advised the Chairman and CEO, President and COO and the Board on capital plan matters, asset acquisition and business growth, governmental affairs, regulatory issues and corporate governance matters.

•   Supported strategic initiatives and key projects of the other members of the executive team.

•   Led the implementation of a corporate intellectual property protection strategy, including redefining and enhancing Popular’s policies and procedures.

•   Contributed to the evaluation, structuring and negotiation of several material transactions with public sector entities and major commercial credit relationships in Puerto Rico.

•   Continued to strengthen the legal and governance functions, while launching simplification efforts.

•   Guided a regulatory change management program which included a risk-based monitoring process of changes to laws and regulations affecting Popular.

Lidio V. Soriano 52.1%

•   Guided the policies, procedures and controls which yielded an improvement in Popular’s main credit quality indicators, including the reduction in the non-performing assets ratio 2.4% at year-end 2015 to 2.0% at year-end 2016.

•   Directed the implementation of key milestones in critical Compliance and Risk Management technology projects, enabling Popular to further strengthen anti-money laundering, customer risk data, cyber/information security and operational risk management.

•   Supported the review and development of models and processes related to stress testing and loan loss estimation, among others.

•   Reinforced the Risk Management talent profile in the area of compliance analytics.

Leadership Component

The leadership component of Popular’s executive incentive program encompasses the NEOs’ demonstration of our leadership competencies in areas such as strategic thinking, customer focus, talent management and building effective teams. The Committee determined that the NEOs exhibited strong leadership in 2016 to address the challenging and uncertain short- and long-term social and macroeconomic conditions in our main market of Puerto Rico. They led multiple complex strategic initiatives that yielded the strengthening of our franchise and market position (increasing our Puerto Rico market share in 7 out of 9 categories on a third-quarter year-over-year basis), continued

36 | Popular, Inc.

Compensation Discussion and Analysis

improvements in credit quality, limited exposure to the Puerto Rico public sector and the approval of key elements of our capital return strategy for shareholders. Based on the above, the Committee granted the following leadership awards to our NEOs: 30% for Mr. Carrión, 25% for Mr. Alvarez and 20% for Messrs. Vázquez, Ferrer and Soriano.

The following table summarizes the 2016 short-term cash incentive granted to the NEOs by the Committee, based on achievement of the corporate, individual and leadership goals described above:

NEO	Corporate Net Income (% of Base Pay)	Individual Performance (% of Base Pay)	Leadership (% of Base Pay)	Total (% of Base Pay)	Total Award($)
Richard L. Carrión	19.2%	58.0%	30.0%	107.2%	$1,500,800
Ignacio Alvarez	16.7	55.0	25.0	96.7	691,405
Carlos J. Vázquez	14.2	46.8	20.0	81.0	546,750
Javier D. Ferrer	14.2	52.7	20.0	86.9	477,950
Lidio V. Soriano	14.2	52.1	20.0	86.3	431,500

Long-Term Incentive for 2016 (granted February 2016)

Popular’s equity incentive aligns our executives’ compensation with sustained long-term performance and the interests of our shareholders. Each NEO has a target long-term equity award opportunity that reflects market practice for similar roles. The actual long-term incentive awards will range from zero to 1.5 times the target award.

In January 2016, the Committee approved NEO equity grants consisting of two components (each accounting for one-half of the target award value):

Performance shares

Performance shares reward our future performance and vest only if pre-defined performance goals are achieved. Awards are granted based on target award level and vest on the third anniversary of grant according to actual performance during the 2016-2018 period. Two measures, weighted equally, are used to determine vesting:

•	3-year relative TSR compared to U.S. Banks with greater than $10 billion in assets (as measured by SNL Financial)

•	3-year absolute cumulative EPS

Each performance measure has a pre-defined threshold (minimum result for which an incentive would be payable), target and maximum (stretch goal) level of performance that determines vesting at the end of the 3-year period. Performance below threshold results in forfeiture of the shares allocated to the corresponding performance measure. Dividend equivalents are accrued and paid at the end of the performance period based on the actual number of shares earned.

Restricted stock

Restricted stock supports executive ownership and retention. The value of awards granted may vary from zero to 1.5 times the executive’s target award based upon consideration of the prior year’s corporate and individual performance assessed by the Committee on a holistic basis. Once granted, shares vest on a pro-rata basis, with 20% vesting annually over the first 4 years and the remaining 20% vesting at retirement.

Our vest-at-retirement provision supports our desire to balance rewards with appropriate risk mitigation, as well as position the grants as a retirement benefit.

Awards granted in 2016 considered performance in 2015, during which we strengthened our operational and financial results, recording an adjusted net income from continuing operations of $374.8 million (a reconciliation of the non-GAAP financial measures is provided in Appendix A to this Proxy Statement). The year ended with stable credit quality and solid capital levels (Common Equity Tier 1 ratio of 16.2%). These events placed our organization in a much stronger position moving into 2016 and beyond.

2017 Proxy Statement | 37

Compensation Discussion and Analysis

Upon consideration of these factors, the Committee granted equity awards to the NEOs, based on percentage of base pay, with the grant date fair market value indicated in the table below. They will vest as previously described to the extent that the corresponding service and performance conditions are met.

	Restricted Stock		Performance Shares		Total Grant Date Fair Value
NEO	%	$	%	$	%	$
Richard L. Carrión	100.0%	$1,400,000	80.0%	$1,120,000	180.0%	$2,520,000
Ignacio Alvarez	62.5	446,875	50.0	357,500	112.5	804,375
Carlos J. Vázquez	50.0	337,500	40.0	270,000	90.0	607,500
Javier D. Ferrer	50.0	275,000	40.0	220,000	90.0	495,000
Lidio V. Soriano	50.0	250,000	40.0	200,000	90.0	450,000

Performance Vesting of 2014 Transition Award (Vested in September 2016)

In September 2014, the Committee approved a one-time performance-contingent transition award to motivate and retain its executive officers as they implemented Popular’s strategy during continued challenging economic conditions subsequent to its repayment of financial assistance under the United States Treasury Department’s Capital Purchase Program. The award consisted of a combination of equity and cash with payments over a two-year period, subject to time- and performance-based vesting conditions:

•	Restricted Stock Award equivalent to 75% of base pay: 1/2 of the award vested in 2015 and 1/2 vested in 2016.

•	Cash Incentive Award equivalent to 75% of base pay: 1/3 of the award was paid at grant and subject to a one-year clawback; 1/3 was deferred and paid in 2015; and 1/3 deferred and paid in 2016.
•	The vesting of each tranche of the equity and cash awards was based on the Committee’s determination that the respective pre-established net income performance conditions had been achieved.

The transition award concluded with the 2016 vesting as it is not a part of our ongoing executive compensation program.

Benefits and Perquisites

Perquisites and special executive benefits do not represent a significant portion of our executive compensation program. During 2016, perquisites such as non-work related security, the use of company-owned automobiles and personal tickets to events sponsored by Popular were offered on a limited basis to NEOs. We do not provide club memberships for NEOs or other executives. Popular owns an apartment in New York City, which is used by the CEO primarily for business purposes during his frequent visits to New York in support of Popular’s operations and other company-related affairs.

Determination and Assessment of Executive Compensation

Role of the Compensation Committee

In accordance with its charter, a copy of which is available at www.popular.com, the Committee establishes Popular’s general compensation philosophy and oversees the compensation program for executive officers, including our NEOs. It also reviews and approves the overall purpose and goals of our incentive compensation system and benefit plans. In addition, it reviews plans for executive officers’ development and succession. The Committee met six times during 2016. Throughout the year, the Committee maintained regular communication with its external advisors, non-member directors and management to discuss topics such as emerging legislative and regulatory trends and best practices.

38 | Popular, Inc.

Compensation Discussion and Analysis

The Committee assesses the effectiveness of its compensation program by reviewing its strategic objectives and business plans, considering each NEO’s scope of responsibility, reviewing market reference data, and assessing the relationship between pay and performance (Popular relative to peers and executives relative to their performance goals). The Committee also evaluates whether our compensation programs meet Popular’s goals by monitoring engagement and retention of executives, and by assessing the relationship between company and individual performance and actual payouts. Furthermore, in conjunction with the annual review of the compensation plans with the CRO, the Committee monitors and evaluates whether the design of incentive plans fosters an environment of prudent risk-taking and sound business decisions.

The Committee may modify payments or adjust the compensation program in light of economic or business results, regulatory requirements, risk assessments or results of the annual shareholders advisory vote on executive compensation. It may also recoup previously awarded incentives due to a financial restatement, a materially inaccurate performance metric or misconduct.

The Committee’s main activities in 2016 included:

Executive Compensation

•	Reviewed, discussed and approved 2016-2018 performance share goals with respect to total shareholder return and earnings per share.

•	Reviewed 2015 performance of executive officers (including NEOs), approving awards of short-term cash incentive, performance shares and restricted stock, which were paid or granted in early 2016.

•	Assessed the compensation competitiveness of all NEOs and other executive officers.

•	Reviewed executive officer equity holdings and compliance with Popular’s stock ownership guidelines.

•	Received education and updates from its compensation consultant and other sources concerning regulatory developments, market trends and best practices in executive compensation.

•	Updated the compensation peer group for future market comparisons.

Governance

•	Reviewed and discussed with management Popular’s retail and consumer banking sales practices in light of recent concerns about certain industry practices. Covered areas included incentives, sales and marketing strategies, customer complaints, employee training and feedback channels, risk controls, policies and procedures.

•	Discussed incentive plan risks with the CRO and management, concluding that our incentive plans and sales practices did not encourage unnecessary or excessive risk taking.

•	Reviewed the independence of its advisors. It also performed an evaluation of the services provided by its compensation consultant and determined that such consultant was independent.

•	Approved updated internal guidelines for compensation governance.

Benefits

•	Reviewed cost, funding, participation and utilization trends related to Popular’s welfare and retirement benefits, including its on-site health center, wellness incentives and employee retirement readiness.

Other

•	Reviewed executive officer development and succession planning.

•	Examined key human resources indicators, including headcount, personnel costs, turnover and employee engagement, among others.

•	Reviewed progress in Popular’s diversity and inclusion strategy, including gender-related aspects of compensation programs.

•	Met in executive session during each Committee meeting.

2017 Proxy Statement | 39

Compensation Discussion and Analysis

Although the Committee exercises its independent judgment in reaching compensation decisions, it currently utilizes the advice of the following contributors:

Contributors	Role
Meridian Compensation Partners, LLC Compensation Committee Independent Advisor	Provides independent advice and support to the Committee on relevant market trends, best practices in compensation governance, legislation and other requested compensation matters.
CEO*	Works with the Committee to ensure that the compensation programs are aligned with Popular’s strategic objectives. Discusses corporate strategy and business goals with the Committee, and provides feedback regarding NEO performance.
Executive Vice President of Administration	Supports the planning and conduct of Committee meetings. Advises on goal setting and performance evaluations, executive compensation and regulatory matters and proposes the design and modifications to the NEO compensation and benefit programs, plans and awards. Supports the annual risk assessment process.
Chief Legal Officer	Counsels on legal matters regarding compensation programs and regulatory affairs.
Chief Accounting Officer/Corporate Comptroller	Evaluates and advises on the compensation programs’ accounting and tax implications.
Chief Risk Officer	Reviews with the Committee all risk-related aspects of Popular’s incentive plans and sales practices.
External Legal Counsel	Provides information and advice on legal and regulatory aspects of executive compensation, employee benefits and board committee governance.

* All discussions on decisions involving CEO compensation are made in executive session without the participation of the CEO or other members of management.

Role of the Compensation Consultant

The Committee uses the services of compensation consultant Meridian Compensation Partners, LLC (“Meridian”) to serve as its independent advisor and review Popular’s executive compensation program’s competitiveness and the pay-performance relationship in light of competitive market practices among our peer group and applicable regulations. During 2016, Meridian attended Committee meetings and conferred on multiple occasions with the Committee Chair and various members to provide updates and guidance on compensation matters.

During the entire period, Meridian reported directly to the Committee regarding these matters, and the firm had no other relationship with, nor provided any other services to, Popular.

The Committee has reviewed and concluded that Meridian’s consultation services comply with the standards adopted by the SEC and by NASDAQ with regard to compensation advisor independence and conflicts of interest. It will continue to monitor this compliance on an ongoing basis.

40 | Popular, Inc.

Compensation Discussion and Analysis

Compensation Information and Peer Group

The Committee periodically assesses the competitiveness of its executive pay practices through external studies conducted by Meridian as well as supplemental internal research based on proxies and compensation surveys (including resources provided by Equilar, Willis Towers Watson, and similar service providers). The Committee also considers executive compensation information from financial institutions in the headquarters market of Puerto Rico.

The Committee utilizes the information from internal and external analyses to assess the appropriateness of compensation levels (relative to market and performance) and considers the information when setting program guidelines, including base salary ranges, incentive targets and equity compensation. An individual’s relative compensation with respect to the peer group may vary according to his or her role, Popular’s financial performance, and individual qualifications, experience and performance as assessed by the Committee.

Our compensation peer group used for 2016 pay and performance comparisons, as well as reviews of compensation structure and design, was approved by the Committee in July 2015 and comprised the following banks. Popular’s total assets were positioned near the median (51st percentile) of the group.

Peer Group
Associated Banc-Corp	First Niagara Financial Group Inc.
BOK Financial Corporation	First Republic Bank
City National Corporation	Huntington Bancshares Incorporated
Comerica Incorporated	KeyCorp
Commerce BancShares, Inc.	M&T Bank Corporation
Cullen/Frost Bankers Inc.	Regions Financial Corp.
East West Bancorp Inc.	Synovus Financial Corp.
First Citizens BancShares, Inc.	Zions Bancorporation
First Horizon National Corporation

Assisted by Meridian, the Committee reevaluated the peer group in September 2016 to ensure it remained appropriate given consolidation and growth among the peer companies. As a result, the following banks were removed from the peer group: City National Corporation, First Citizens BancShares, First Niagara Financial Group Inc., KeyCorp, M&T Bank Corporation and Regions Financial Corp. In their place, the following banks were added to the peer group: BankUnited Inc., New York Community Bancorp, People’s United Financial, Signature Bank, SVB Financial Group, Umpqua Holdings Corporation, Webster Financial Corp and Wintrust Financial Corporation. This peer group will be used for any benchmarking going forward.

Ensuring Prudent Risk Taking

Appropriate risk management is a key consideration in Popular’s daily operations and decisions. We seek to design pay and incentive programs that do not promote improper sales practices or encourage excessive or unnecessary risk taking by employees. We share with management regular communications concerning the regulatory requirements governing sound sales and incentive practices.

The Committee conducts an annual review of incentive risk in conjunction with the CRO. During the

December 2016 Committee meeting, the CRO outlined the results of his evaluation, which covered absolute levels and year-over-year changes in number of participants and incentive award payouts, and an in-depth review of specific plans in multiple sales and support divisions. The review encompassed sales practices and the reinforcing framework of incentives, policies and procedures, monitoring and controls, customer inquiries/complaints and employee training and feedback mechanisms. Based on the aforementioned review, the CRO did not identify any

2017 Proxy Statement | 41

Compensation Discussion and Analysis

incentive plans or sales practices that would encourage employees to take unnecessary or excessive risks. In conjunction with risk management processes, the compensation programs are designed to adequately balance risks and rewards through: appropriate use of base pay, short-term incentives (cash) and long-term incentives (stock); thresholds and caps to limit payouts; mix of financial and non-financial components; link to company performance; and competitive pay practices. Furthermore, an executive’s incentive payout may be adjusted by the Committee at its discretion if results are not aligned with Popular’s risk appetite. The Committee will continue to monitor our compensation programs to ensure that they do not promote improper sales practices or inappropriate risk-taking, and that they comply with current and emerging regulations and industry best practices.

Other Aspects of Our Executive Compensation Program

Incentive Recoupment Guideline (Clawback)

The Committee has established an Incentive Recoupment Guideline covering its executive officers and other employees designated by the Committee from time to time, which provides for the recoupment of certain incentive-based compensation awards and payments in the event of (i) a restatement of all or a portion of Popular’s financial statements; (ii) a performance goal or metric that is determined to be materially inaccurate; or (iii) an act or omission by the covered executive that constitutes misconduct.

Tax Deductibility of Executive Compensation

As part of its role, the Committee considers the deductibility of executive compensation under Section 162(m) of the U.S. Internal Revenue Code. In addition, for NEOs resident in Puerto Rico, compensation is deductible for income tax purposes if it is reasonable. It is the Committee’s intention to have compensation paid to Popular’s NEOs be deductible, but the Committee reserves the ability to grant or pay compensation that is not deductible. For the fiscal year 2016, all NEOs were residents of Puerto Rico.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with management and recommended to the Board that the CD&A be included in this Proxy Statement.

Respectfully submitted,

The Compensation Committee

    María Luisa Ferré, Chair

    David E. Goel

    William J. Teuber, Jr.

    Carlos A. Unanue

42 | Popular, Inc.

2016 Executive Compensation Tables and Compensation Information

Summary Compensation Table

The following table summarizes the compensation of our NEOs for the year ended December 31, 2016, which reflects the full year of the equity (stock) and non-equity (cash) components of our current executive compensation program.

Name and Principal Position	Year	Salary ($)(a)	Bonus ($)(b)	Stock Awards ($)(c)	Non-Equity Incentive Plan Compensation ($)(d)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(e)	All Other Compensation ($)(f)	Total ($)
Richard L. Carrión Chairman and Chief Executive Officer	2016	$1,453,846	$58,533	$2,520,000	$1,850,800	—	$266,141	$6,149,320
	2015	1,400,000	58,528	2,800,000	2,276,073	—	281,848	6,816,449
	2014	1,400,000	408,523	1,750,000	875,000	885,277	331,679	5,650,479
Ignacio Alvarez President and Chief Operating Officer	2016	742,500	29,822	804,375	845,155	—	15,130	2,436,982
	2015	695,769	29,817	893,750	1,038,277	—	11,656	2,669,269
	2014	615,000	179,395	760,673	324,875	—	11,681	1,891,624
Carlos J. Vázquez Executive Vice President and Chief Financial Officer	2016	700,962	28,220	607,500	709,250	—	13,617	2,059,549
	2015	670,192	28,215	675,000	842,855	—	11,700	2,227,962
	2014	650,000	189,668	805,762	296,113	147,860	8,883	2,098,286
Javier D. Ferrer Executive Vice President and Chief Legal Officer	2016 2015	571,154 550,000	22,927 22,922	495,000 550,000	477,950 583,697	— —	14,296 10,162	1,581,327 1,716,781
Lidio V. Soriano Executive Vice President and Chief Risk Officer	2016 2015	519,231 476,923	20,858 20,853	450,000 500,000	526,500 617,300	— —	12,524 8,734	1,529,113 1,623,810

(a)	Includes salaries before deductions. Base pay differences between 2015 and 2016 are attributable to the following: (i) the calendar year 2016 contained 27 biweekly pay periods, as compared to 26 biweekly pay periods in 2015; (ii) the NEOs (except Mr. Carrión and Mr. Ferrer) received 2015 base pay increases effective as of March 2, 2015, thereby reflecting a portion of 2015 total base pay at the prior rate. Annual salary for 2016 amounted to: R. Carrión, $1,400,000; I. Alvarez, $715,000; C. Vázquez, $675,000; J. Ferrer, $550,000 and L. Soriano, $500,000.

(b)	Includes Popular’s customary Christmas bonus provided to its Puerto Rico-based employees, equal to 4.17% of base pay. With regard to 2014, the amounts reported in this column included one-third of the cash portion of the transition award granted on September 25, 2014, subject to a one-year clawback, as follows: R. Carrión, $350,000; I. Alvarez, $153,750; and C. Vázquez, $162,500.

(c)	The awards reported in the “Stock Awards” column were provided in the form of restricted stock and performance shares, granted on January 27, 2016. The value in the column above represents the fair market value of the restricted stock and performance shares determined in accordance with FASB ASC Topic 718 based on the closing price of Popular’s common stock on the grant date ($24.61). With regard to the restricted stock, 80% of the shares will vest (i.e., no longer be subject to forfeiture) in equal annual installments over four years, and the remaining 20% will vest upon retirement. The grant date fair value of the restricted stock award is as follows: R. Carrión, $1,400,000; I. Alvarez, $446,875; C. Vázquez, $337,500; J. Ferrer, $275,000; and L. Soriano, $250,000.

The performance shares vest after the end of a 3-year performance cycle (2016-2018). The number of shares actually earned will depend on Popular’s achievement of goals related to: (i) TSR; and (ii) an absolute cumulative EPS goal. Each metric corresponds to one-half of the performance share incentive opportunity. Actual earned awards may range from 0 to 1.5 times the target opportunity based on performance. The amounts in the table reflect the target (or 100%) level of achievement, as follows: R. Carrión, $1,120,000; I. Alvarez, $357,500; C. Vázquez, $270,000; J. Ferrer, $220,000; and L. Soriano, $200,000. The maximum value for each performance shares award is as follows: R. Carrión, $1,680,000; I. Alvarez, $536,250; C. Vázquez, $405,000; J. Ferrer, $330,000; and L. Soriano, $300,000.

(d)

The amounts reported in the Non-Equity Incentive Plan Compensation column reflect: (i) the amounts earned by each NEO under Popular’s annual Short-Term Incentive Plan, as follows: R. Carrión, $1,500,800; I. Alvarez, $691,405; C. Vázquez, $546,750; J. Ferrer, $477,950; and L. Soriano, $431,500. NEOs were eligible to participate in a 2016 annual cash incentive opportunity based on the achievement of their annual corporate, business unit and individual goals. The “2016 Compensation Programs and Pay Decisions” section of the Compensation Discussion and Analysis describes how the 2016 Short-Term Incentive Plan awards to the NEOs were determined;

2017 Proxy Statement | 43

2016 Executive Compensation Tables and Compensation Information

and (ii) one-third of the cash portion of the transition award granted on September 25, 2014, whose time- and performance-based vesting conditions were satisfied as determined by the Committee, as follows: R. Carrión, $350,000; I. Alvarez, $153,750; C. Vázquez, $162,500; and L. Soriano, $95,000. Mr. Ferrer was not eligible to receive a transition award.

(e)	No additional benefits in the defined benefit Retirement and Restoration Plans were earned in 2016, as they have been frozen since 2009. This column contains the required accounting representation of the annual change in present value of the pension benefit as of December 31, 2016. With respect to 2016, pursuant to proxy rules, the change in present value of accrued benefits is not reflected in this table since it decreased during the year, mainly due to the combined effect of a decrease in the discount rate used for measuring plan liabilities offset by changes in mortality assumptions. The net decreases were as follows: R. Carrión, $102,699 and C. Vázquez, $357. Messrs. Alvarez, Ferrer and Soriano are not eligible to participate in the Plan.

Similarly, the 2015 change in present value of accrued benefits was negative and therefore not reflected in the table. In 2014, Popular indicated in this column its increased pension benefit liability due to the effect of the decrease in the market interest rate used to determine Popular’s pension benefit liability and the accounting recognition of improved life expectancy, evidenced by Popular’s adoption of updated mortality tables used in actuarial valuations.

Present value for changes in pension value were determined using year-end Statement of Financial Accounting Standard Codification Topic 715, Compensation—Retirement Benefits (ASC 715) assumptions with the following exception: payments are assumed to begin at the earliest possible retirement date at which benefits are unreduced. The age to receive retirement benefits with no reductions is 55 provided the participant has completed 10 years of service. Each participating NEO has reached the aforementioned unreduced retirement eligibility.

(f)	The amounts reported in the “All Other Compensation” column reflect, for each NEO, the sum of (i) the incremental cost to Popular of all perquisites and other personal benefits, (ii) the amounts contributed by Popular to the Savings Plan, and (iii) the change in value of retiree medical insurance coverage. The following table outlines those perquisites received by those NEOs with an aggregate value exceeding $10,000:

Types of Perquisites Received	Richard L. Carrión	Ignacio Alvarez	Carlos J. Vázquez	Javier D. Ferrer	Lidio V. Soriano
Non Work-Related Security (i)	X
Company-Owned Vehicle	X	X	X	X	X
Other (ii)	X

(i)	The incremental cost to Popular for Mr. Carrión’s personal security was $235,988.

(ii)	Includes benefits provided to certain NEOs, the value of which does not exceed the greater of $25,000 or 10% of the total amount of benefits received by each NEO, such as personal tickets to events sponsored by Popular.

The following table shows Popular’s match under the Puerto Rico Savings and Investment Plan:

Employer Match to Savings Plan ($)
Richard L. Carrión	$7,950
Ignacio Alvarez	7,950
Carlos J. Vázquez	7,950
Javier D. Ferrer	7,950
Lidio V. Soriano	7,500

44 | Popular, Inc.

2016 Executive Compensation Tables and Compensation Information

Grants of Plan-Based Awards

The following table details all equity and non-equity plan-based awards granted to each of the NEOs during fiscal year 2016.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards: Number of Shares of Stock or Units (#) (c)	Grant date Fair Value of Stock and Option Awards ($) (d)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Richard L. Carrión									$2,520,000
2016 Short-Term Cash Incentive		$560,000	$1,400,000	$2,100,000
Restricted Stock	27-Jan-16							56,888
Performance Shares	27-Jan-16				22,755	45,510	68,265
Ignacio Alvarez									804,375
2016 Short-Term Cash Incentive		250,250	643,500	965,250
Restricted Stock	27-Jan-16							18,159
Performance Shares	27-Jan-16				7,263	14,527	21,790
Carlos J. Vázquez									607,500
2016 Short-Term Cash Incentive		202,500	540,000	810,000
Restricted Stock	27-Jan-16							13,714
Performance Shares	27-Jan-16				5,486	10,971	16,457
Javier D. Ferrer									495,000
2016 Short-Term Cash Incentive		165,000	440,000	660,000
Restricted Stock	27-Jan-16							11,175
Performance Shares	27-Jan-16				4,470	8,939	13,409
Lidio V. Soriano									450,000
2016 Short-Term Cash Incentive		150,000	400,000	600,000
Restricted Stock	27-Jan-16							10,159
Performance Shares	27-Jan-16				4,063	8,127	12,190

(a)	This section includes the 2016 short-term cash incentive. The amounts shown in the “Threshold” column assume that the leadership component did not meet performance “Threshold”, but the NEOs are awarded with the minimum level for the Corporation and Business Unit goals; however, these portions are not guaranteed. The actual short-term annual incentive awards for 2016 performance were as follows: R. Carrión, $1,500,800; I. Alvarez, $691,405; C. Vázquez, $546,750; J. Ferrer, $477,950; and L. Soriano, $431,500.

(b)	This section includes the performance shares awarded on January 27, 2016. The number of shares was determined based on the closing price of Popular’s common stock on the grant date of January 27, 2016 ($24.61). The shares will vest on the third anniversary of the grant date, subject to Popular’s achievement of certain performance goals during the performance cycle. The performance goals will be based on two performance metrics weighted equally: Total Shareholder Return and absolute cumulative Earnings Per Share. The performance cycle is a three-year period beginning on January 1 of the calendar year of the grant date and ending on December 31 of the third year. Each performance goal will have a defined minimum threshold (i.e., minimum result for which an incentive would be earned equivalent to one-half of target number of shares), target (i.e., result at which 100% of the incentive would be earned) and maximum level of performance (i.e., result at which 1.5 times the incentive target would be earned).

(c)	This section includes the restricted stock awarded on January 27, 2016; the number of shares was determined based on the closing price of Popular’s common stock on the grant date of January 27, 2016 ($24.61). The shares will vest (i.e., no longer to be subject to forfeiture) as follows: 80% will vest in equal installments on each of the first four anniversaries of the grant date and 20% will vest upon retirement, defined as termination of employment after attaining age 55 with 10 years of service or age 60 with 5 years of service.

(d)	The amounts reported in this column represent the grant date fair value of both performance shares and restricted stock.

2017 Proxy Statement | 45

2016 Executive Compensation Tables and Compensation Information

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information with respect to the value of all unexercised options and restricted stock previously awarded to the NEOs (based on the closing price of Popular’s common stock as of December 30, 2016, the last trading day of 2016, which was $43.82).

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#) (a)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (b)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard L. Carrión	110,164	$4,827,386	79,074	$3,465,023
Ignacio Alvarez	31,015	1,359,077	25,241	1,106,061
Carlos J. Vázquez	24,025	1,052,776	19,064	835,384
Javier D. Ferrer	19,087	836,392	15,533	680,656
Lidio V. Soriano	17,352	760,365	14,121	618,782

(a)	Vesting dates of shares or units of stock that have not vested:

	2005 Award (i)	2006 Award (i)	2015 Award (ii)	2016 Award (iii)	Total
Richard L. Carrión	6,069	6,931	40,276	56,888	110,164
Ignacio Alvarez	—	—	12,856	18,159	31,015
Carlos J. Vázquez	—	601	9,710	13,714	24,025
Javier D. Ferrer	—	—	7,912	11,175	19,087
Lidio V. Soriano	—	—	7,193	10,159	17,352

(i)	The shares will vest upon termination of employment on or after age 55 and completing 10 years of service.

(ii)	80% of the shares will vest in equal installments on each of the first four anniversaries of the approval date (February 27, 2015) and 20% will vest upon retirement, defined as termination of employment after attaining age 55 with 10 years of service or age 60 with 5 years of service.

(iii)	80% of the shares will vest in equal installments on each of the first four anniversaries of the grant date (January 27, 2016) and 20% will vest upon retirement, defined as termination of employment after attaining age 55 with 10 years of service or age 60 with 5 years of service.

(b)	Vesting dates of unearned shares, units or other rights that have not vested:

	2015 Performance Shares Award (i)	2016 Performance Shares Award (ii)	Total
Richard L. Carrión	33,564	45,510	79,074
Ignacio Alvarez	10,714	14,527	25,241
Carlos J. Vázquez	8,092	10,972	19,064
Javier D. Ferrer	6,593	8,940	15,533
Lidio V. Soriano	5,994	8,127	14,121

(i)	The number of performance shares shown in the table above is based on achievement of target performance. The shares will vest on February 27, 2018, subject to Popular’s achievement of certain performance goals during the 2015—2017 performance cycle. Refer to note b of the Grants of Plan-Based Awards Table.

(ii)	The number of performance shares shown in the tables above is based on achievement of target performance. The shares will vest on January 27, 2019, subject to the achievement of certain performance goals during the 2016—2018 performance cycle. Refer to note b of the Grants of Plan-Based Awards Table.

46 | Popular, Inc.

2016 Executive Compensation Tables and Compensation Information

Option Exercises and Stock Vested Table for 2016

The following table includes certain information with respect to the vesting of stock awards during 2016.

	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (a)
Richard L. Carrión	52,586	$1,615,350
Ignacio Alvarez	21,600	669,560
Carlos J. Vázquez	21,923	683,469
Javier D. Ferrer	1,978	52,793
Lidio V. Soriano	13,130	407,937

(a)	Value represents the number of shares that vested multiplied by the closing market value of our common stock on the applicable vesting date.

Post-Termination Compensation

Popular offers comprehensive retirement benefits to all eligible employees, including NEOs, as summarized below:

Puerto Rico

Retirement Plan

The Retirement Plan was frozen with regard to all future benefit accruals after April 30, 2009. It had previously been closed to new hires and was frozen as of December 31, 2005 to employees who were under 30 years of age or were credited with fewer than 10 years of benefit service. These actions also applied to the related retirement benefit restoration plans described below.

The Retirement Plan’s benefit formula is based on a percentage of average final compensation and years of service. Normal retirement age under the Retirement Plan is age 65 with five years of service and, in general, benefits are paid for life in the form of a single life annuity plus supplemental death benefits, and are not reduced for Social Security or other payments received by the participants. Pension costs are funded in accordance with minimum funding standards under the Employee Retirement Income Security Act of 1974 (“ERISA”). The Retirement Plan is qualified in accordance with the U.S. Internal Revenue Code, which establishes limits on compensation and benefits. The Retirement Plan is also qualified under the laws of Puerto Rico.

Popular has adopted two Benefit Restoration Plans (“Restoration Plans”), which are not qualified in accordance with the U.S. Internal Revenue Code and are designed to restore benefits that would otherwise have been received by an eligible employee under the Retirement Plan but for the limitations imposed by the U.S. Internal Revenue Code. The Restoration Plans do not offer credit for years of service not actually worked, preferential benefit formulas or accelerated vesting of pension benefits, beyond the provisions of the Retirement Plan. The restoration benefits of employees who are residents of Puerto Rico are funded through an ERISA pension trust that is qualified under the laws of Puerto Rico.

In addition, BPPR maintains an irrevocable trust as a source of funds for payment of benefit restoration liabilities to all non-Puerto Rico resident participants.

2017 Proxy Statement | 47

2016 Executive Compensation Tables and Compensation Information

Pension Benefits

The following table sets forth certain information with respect to the value of retirement payments accrued as of December 31, 2016 under Popular’s retirement plans for the NEOs eligible to participate under such plans. Messrs. Alvarez, Ferrer and Soriano are not eligible to participate in the Retirement Plan or Benefit Restoration Plan.

Name	Plan Name	Number of Years of Credited Service Through Freeze Date	Present Value of Accumulated Benefit ($) (a)	Payments During Last Fiscal Year ($)
Richard L. Carrión	Retirement Plan	32.917	$1,323,257	—
	Benefit Restoration Plan		5,765,923	—
Carlos J. Vázquez	Retirement Plan	8.750	328,891	—
	Benefit Restoration Plan		869,970	—

(a)	This column represents the present value of all future expected pension benefit payments. Values were determined using year-end ASC 715 assumptions with the exception that payments are assumed to begin at the earliest possible retirement date at which benefits are unreduced. Each participating NEO has reached the aforementioned unreduced retirement eligibility.

Normal retirement is upon reaching age 65 and completion of 5 years of service. The normal retirement benefit is equal to the sum of (a) 1.10% of the average final compensation multiplied by the years of credit up to a maximum of 10 years, plus (b) 1.45% for each additional year of credit up to a maximum of 20 additional years. Participants become eligible for early retirement upon the earlier of: (a) attainment of age 50 with sum of age and years of service equal or greater than 75, or (b) attainment of age 55 with 10 or more years of service.

Puerto Rico Savings and Investment Plan

The Popular, Inc. Puerto Rico Savings and Investment Plan is qualified under section 1081.01(a) and (d) of the Puerto Rico Internal Revenue Code of 2011, as amended. It allows eligible Puerto Rico-based employees who have completed 30 days of service to defer a portion of their total annual cash compensation on a pre-tax or after-tax basis, subject to the maximum amount permitted by applicable tax laws. Popular matches 50% of employee pre-tax contributions up to six percent of the participant’s cash compensation.

Puerto Rico Nonqualified Deferred Compensation Plan

The Popular, Inc. Puerto Rico Nonqualified Deferred Compensation Plan allows certain management or highly compensated Puerto Rico-based employees to defer receipt of a portion of their annual cash compensation in excess of the amounts allowed to be deferred under the Popular, Inc. Puerto Rico Savings and Investment Plan. The plan is an unfunded plan of deferred compensation for a select group of management or highly compensated employees intended to be exempt from the provisions of Parts 2, 3 and 4 Title I, Subtitle B of ERISA. It is not intended to be a tax qualified retirement plan under Section 1081 of the Puerto Rico Internal Revenue Code.

Benefits are normally distributed upon termination of employment, death or disability. Withdrawals during participant’s service are allowed due to financial hardship and post-secondary education. A participant shall be considered fully vested at all times. During 2016, Messrs. Alvarez and Vázquez participated in this plan.

Nonqualified Deferred Compensation

The following table shows nonqualified deferred compensation activity and balances attributable to NEOs:

Name	Executive Contribution in Last FY (2016) (a)	Registrant Contribution in Last FY (2016)	Aggregate Earnings in Last FY (2016) (b)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (12/31/2016)
Ignacio Alvarez	—	—	$4,002	—	$71,141
Carlos J. Vázquez	$8,375	—	3,976	—	59,906

(a)	Amounts reported in this column are included in the Salary column of the Summary Compensation Table.

(b)	Based on notional earnings and losses from notional investments made by participants in a slate of investment options available under the plan.

48 | Popular, Inc.

2016 Executive Compensation Tables and Compensation Information

United States

USA Savings and Investment Plan

The Popular, Inc. 401(k) USA Savings and Investment Plan is qualified under section 401(a) and (k) of the United States Internal Revenue Code of 1986, as amended. It allows eligible U.S.-based employees who have completed 30 days of service to defer a portion of their total annual cash compensation on a pre-tax basis, subject to the maximum amount permitted by applicable tax laws. Popular matches 50% of employee pre-tax contributions up to six percent of the participant’s cash compensation.

Popular North America, Inc. Deferral Plan

The Popular North America, Inc. (“PNA”) Deferral Plan is an unfunded plan of deferred compensation for a select group of management or highly compensated employees of PNA or its subsidiaries. Under this plan, participants may elect to defer a portion of their annual cash compensation. It is intended to be exempt from the provisions of Parts 2, 3 and 4 Title I, Subtitle B of ERISA and to comply with the requirements of Section 409A of the United States Internal Revenue Code relating to non-qualified deferred compensation. Benefits are normally payable upon termination of employment, death or disability. In-service distributions are permitted in accordance with Section 409A.

Employment and Change-of-Control Agreements

Popular does not have employment or change of control agreements with our NEOs. Nevertheless, Popular’s 2004 Omnibus Incentive Plan, as amended (the “Omnibus Plan”), contains provisions governing change of control with respect to outstanding equity awards. The Omnibus Plan was amended pursuant to shareholder approval at the Popular’s 2013 Annual Meeting of Shareholders to increase the maximum total number of shares of common stock that we may issue under the Omnibus Plan and revise certain provisions pertaining to change of control, among others.

Awards Granted Under the Omnibus Plan

The terms of the Omnibus Plan, as in effect as of April 30, 2013, provide for “double-trigger” vesting in the event of a Change of Control, which means that awards subject to time-based vesting will vest if the holder’s employment is terminated without Cause, or if the holder terminates employment for Good Reason (each as defined in the Omnibus Plan) within two years after a Change of Control. Except as otherwise set forth in an award agreement, awards subject to performance-based vesting will be deemed earned at the greater of target or actual performance through the Change of Control date (or if no target level is specified, the maximum level) and will be subject to time-based vesting through the end of the original performance cycle for each such award, subject to accelerated vesting on a termination without Cause or for Good Reason within two years after the Change of Control. Awards granted under the Omnibus Plan before April 30, 2013 generally vest on a Change of Control, with awards subject to performance-based vesting based on target performance.

Under the Omnibus Plan, a Change of Control generally occurs: (i) if any person acquires direct or indirect ownership of 50% or more of Popular’s outstanding voting stock; (ii) upon consummation (shareholder approval for pre-April 30, 2013 awards) of any consolidation or merger in which we are not the surviving corporation; or (iii) upon shareholder approval of the sale, lease, exchange or transfer of all, or substantially all, of the assets to an entity which is not a wholly-owned subsidiary of Popular. However, a Change of Control will not occur if holders of common stock immediately prior to the consolidation or merger have the same or substantially the same proportionate ownership of the surviving corporation immediately after the merger.

Payments Made Upon Termination of Employment

Regardless of the circumstances pursuant to which NEOs terminate their employment with Popular, they are entitled to receive certain amounts earned during their employment. Such amounts include:

•	Amounts contributed to Popular’s Savings and Investment Plan, including the vested portion of the employer-sourced funds;

•	Benefits accumulated under the Retirement Plan, including retiree medical and the Benefit Restoration Plan;

2017 Proxy Statement | 49

2016 Executive Compensation Tables and Compensation Information

•	Awards under the Senior Executive Long-Term Incentive Plan granted in years 1997-1999 in the form of deferred stock; and

•	Any balances in the non-qualified deferred compensation plans.

Potential Payments Upon Termination or Change in Control

The following table and footnotes describe certain potential payments that each NEO would receive upon termination of employment or a change of control as of December 31, 2016. The table does not include:

•	Compensation or benefits previously earned by the NEO or equity awards that are fully vested;

•	The value of pension benefits that are disclosed in the Pension Benefits table above; and

•	The amounts payable under deferred compensation plans that are disclosed in the Nonqualified Deferred Compensation Plan table above.

		Long-Term Incentive Plan ($)(b)
Name and Termination Scenarios(a)	Total ($)	Restricted Stock	Performance Shares	Senior Executive Long-Term Incentive Plan(f)
Richard L. Carrión
Retirement(c)	$5,064,589	$4,827,386	—	$237,202
Death & Disability	8,529,611	4,827,386	3,465,023	237,202
Change of Control(d)	8,529,611	4,827,386	3,465,023	237,202
Resignation(e)	5,064,589	4,827,386	—	237,202
Termination With Cause	237,202	—	—	237,202
Termination Without Cause	6,709,854	4,827,386	1,645,266	237,202
Ignacio Alvarez
Retirement(c)	—	—	—	—
Death & Disability	2,465,138	1,359,077	1,106,061	—
Change of Control(d)	2,465,138	1,359,077	1,106,061	—
Resignation	—	—	—	—
Termination With Cause	—	—	—	—
Termination Without Cause	1,229,167	703,985	525,183	—
Carlos J. Vázquez
Retirement(c)	1,052,776	1,052,776	—	—
Death & Disability	1,888,160	1,052,776	835,384	—
Change of Control(d)	1,888,160	1,052,776	835,384	—
Resignation(e)	1,052,776	1,052,776	—	—
Termination With Cause	—	—	—	—
Termination Without Cause	1,449,434	1,052,776	396,659	—
Javier D. Ferrer
Retirement(c)	—	—	—	—
Death & Disability	1,517,048	836,392	680,656	—
Change of Control(d)	1,517,048	836,392	680,656	—
Resignation	—	—	—	—
Termination With Cause	—	—	—	—
Termination Without Cause	720,797	397,610	323,187	—
Lidio V. Soriano
Retirement(c)	—	—	—	—
Death & Disability	1,379,147	760,365	618,782	—
Change of Control(d)	1,379,147	760,365	618,782	—
Resignation	—	—	—	—
Termination With Cause	—	—	—	—
Termination Without Cause	646,490	352,677	293,813	—

(a)	The annual performance incentive is not guaranteed; therefore, if termination of employment takes place before the date the award is paid, the NEO would not be entitled to receive the award.

50 | Popular, Inc.

2016 Executive Compensation Tables and Compensation Information

(b)	Values of equity grants are based on $43.82, the closing price of Popular’s common stock as of December 30, 2016 (the last trading day of 2016). Termination provisions based on type of termination prior to vesting:

	Regular Restricted Stock	Performance Shares
Retirement	Become Vested	Contingent Vesting
Death & Disability	Become Vested	Become Vested
Change of Control	Become Vested	Become Vested
Resignation	Forfeiture	Forfeiture
Termination With Cause	Forfeiture	Forfeiture
Termination Without Cause	Prorated Vesting	Prorated Vesting

(c)	For grants prior to January 2014, retirement is defined as termination of employment on or after attaining age 55 and completing 10 years of service (except when termination is for cause). For grants after January 2014, the retirement definition was modified to be termination of employment on or after attaining the earlier of: (x) age 55 and completing 10 years of service, or (y) age 60 and 5 years of service (except when termination is for cause).

(d)	Outstanding awards granted in 2005 and 2006 are subject to a single trigger requirement for accelerated vesting in the event of change of control. Outstanding awards granted in 2015 and 2016 were subject to double trigger in the event of a change of control. The following amounts are subject to single trigger: R. Carrión, $569,660; and C. Vázquez, $26,336. The following amounts are subject to double trigger: R. Carrión, $7,722,749; I. Alvarez, $2,465,138; C. Vázquez, $1,861,824; J. Ferrer, $1,517,048; and L. Soriano, $1,379,147.

(e)	For Mr. Carrión and Mr. Vázquez, any resignation would be considered retirement since they are retirement-eligible. The other NEOs are not retirement eligible as of December 31, 2016.

(f)	The Senior Executive Long-Term Incentive Plan was a performance-based plan with a three-year performance period. Awards were made under the plan in 1997, 1998 and 1999 based on Popular’s performance during the respective preceding three-year performance periods. The plan had financial targets such as return on equity and stock appreciation. The plan gave NEOs the choice of receiving the incentive in cash or common stock. If they chose common stock, the compensation was deferred in the form of common stock until termination of employment. These are dollar values using the number of shares awarded at the time, the dividends (in shares) received multiplied by the closing price of Popular’s common stock on December 30, 2016, the last trading day of 2016, which was $43.82.

Under Puerto Rico law, if any employee hired prior to January 26, 2017 (including all of our NEOs) is terminated from his employment without “just cause”, as said term is defined by Puerto Rico Law No. 80 of May 30, 1976, he would be entitled to a statutory severance payment, which is calculated as follows: (i) employees with less than five years of employment—two months of compensation plus an additional one week of compensation per year of service; (ii) employees with five through fifteen years of employment—three months of compensation plus two weeks of compensation per year of service; (iii) employees with more than fifteen years of employment—six months of compensation plus three weeks of compensation per year of service.

2017 Proxy Statement | 51

Compensation of Non-Employee Directors

Compensation of Directors

The Corporate Governance and Nominating Committee has primary responsibility for recommending director compensation levels, subject to approval by the full Board. During 2015, the Corporate Governance and Nominating Committee engaged Meridian Compensation Partners, LLC, a compensation consultant, to perform an analysis of Popular’s non-employee director compensation. The compensation package evaluated by Meridian had been in effect since July 2004 and consisted of the following: an annual restricted stock grant of $35,000; an annual retainer of $20,000 and an additional $5,000 for those directors elected to chair any Board committee; $1,000 for each Board or committee meeting; and an annual $10,000 grant for the Lead Director. These payments represented compensation for the twelve-month period commencing on the date of the annual meeting of shareholders and all, except the restricted stock grant, which was payable in the form of restricted stock under the 2004 Omnibus Incentive Plan, could be paid in either cash or restricted stock under Popular’s 2004 Omnibus Incentive Plan, at the director’s election.

After comparing our director compensation to the compensation of 17 peer banks, all publicly traded companies similar to us in asset size, Meridian concluded that Popular’s director compensation program was below the 25th percentile of the peer banks. On December 11, 2015, after considering peer practices and various compensation structures and upon recommendation of the Corporate Governance and Nominating Committee, the Board unanimously approved a revised director annual compensation program. The following table summarizes the current annual compensation for non-management directors.

Compensation	Amount ($)
Restricted Stock Grant	$100,000
Retainer	50,000
Lead Director Restricted Stock Grant	20,000
Audit and Risk Committee Chair Retainer	15,000
Compensation and Corporate Governance and Nominating Committee Chair Retainer	10,000

These payments represent compensation for the twelve-month period commencing on the date of the annual meeting of shareholders. All of the annual payments, except the annual restricted stock grant and the Lead Director restricted stock grant, may be paid in either cash or restricted stock under Popular’s 2004 Omnibus Incentive Plan, at the director’s election. All restricted stock awards are subject to risk of forfeiture and restrictions on transferability until retirement of the director, when the awards become vested. Any dividends paid on the restricted stock during the vesting period are reinvested in shares of common stock. The new compensation structure was effective for the twelve-month period commencing on the date of the 2016 annual meeting.

Popular reimburses directors for travel expenses incurred in connection with attending Board, committee and shareholder meetings, participating in continuing director education programs and for other Popular-related business expenses (including the travel expenses of spouses if they are specifically invited to attend the event for appropriate business purposes).

52 | Popular, Inc.

Compensation of Non-Employee Directors

2016 Non-Employee Director Summary Compensation Table

The following table provides compensation information for Popular’s non-employee directors during 2016:

Name	Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)(b)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Joaquín E. Bacardí, III	$68,000	$100,000	—	—	—	—	$168,000
Alejandro M. Ballester	80,000	100,000	—	—	—	—	180,000
John W. Diercksen	70,000	100,000	—	—	—	—	170,000
María Luisa Ferré	79,000	100,000	—	—	—	—	179,000
David E. Goel	66,000	100,000	—	—	—	—	166,000
C. Kim Goodwin	85,000	100,000	—	—	—	—	185,000
William J. Teuber, Jr.	92,000	120,000	—	—	—	—	212,000
Carlos A. Unanue	71,000	100,000	—	—	—	—	171,000

(a)	Represents the cash value of the $50,000 annual retainer and the committee chair retainers. It also includes the cash value of the fees paid to non-employee directors during 2016 for attending Popular’s Board and committee meetings from November 2015 to April 25, 2016, when the revised director compensation was not in effect yet. Committee meeting fees are not part of the revised director compensation. During 2016, all members of the Board, except Messrs. Ballester and Goel and Ms. Ferré, elected to receive the annual retainer and meeting fees in restricted stock instead of cash.

(b)	Represents the 2016 annual award of restricted stock with a grant date fair value (determined in accordance with FASB ASC Topic 718) of $100,000 under the Popular’s 2004 Omnibus Incentive Plan. In the case of Mr. Teuber, it includes the Lead Director restricted stock grant. The following represents the shares of common stock granted to each director as of December 31, 2016 under Popular’s 2004 Omnibus Incentive Plan, subject to transferability restrictions and/or forfeiture upon failure to meet vesting conditions: Mr. Bacardí, 14,043; Mr. Ballester, 17,130; Mr. Diercksen, 13,669; Ms. Ferré, 29,924; Mr. Goel, 7,908; Ms. Goodwin, 27,307; Mr. Teuber, 43,609; Mr. Unanue, 29,944.

Director Stock Ownership Requirements

Each non-employee director must own common stock with a dollar value equal to five times his or her annual retainer. Non-employee directors are required to achieve that ownership level within three years of being named or elected as a director. Stock that has been pledged does not count towards meeting ownership requirements. Pledging of common stock as collateral for loans or in margin accounts is prohibited, except with respect to certain grandfathered loans. Each director and nominee for director is currently in compliance with his or her common stock ownership requirements.

2017 Proxy Statement | 53

Security Ownership of Certain Beneficial Owners and Management

Principal Shareholders

The following table presents certain information as of December 31, 2016, with respect to any person, including any “group”, as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), who is known by Popular to beneficially own more than five percent (5%) of its outstanding common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	9,763,166	9.40%
T. Rowe Price Associates, Inc.(3) 100 E. Pratt Street Baltimore, Maryland 21202	6,483,097	6.20%
Hotchkins and Wiley Capital Management, LLC(4) 725 S. Figueroa Street 39th Fl, Los Angeles, CA 90017	5,489,451	5.29%

(1)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the 1934 Act.

(2)	Based solely on information contained in a Schedule 13G/A filed with the SEC on February 13, 2017 by The Vanguard Group reflecting its common stock holdings as of December 31, 2016. The Vanguard Group indicates that it has sole voting power with respect to 61,072 shares of Popular’s common stock, shared voting power with respect to 10,490 shares of Popular’s common stock, sole dispositive power with respect to 9,696,946 shares of Popular’s common stock, and shared dispositive power with respect to 66,220 shares of Popular’s common stock.

(3)	Based solely on information contained in a Schedule 13G filed with the SEC on February 7, 2016 by T. Rowe Price Associates, Inc. (“Price Associates”) reflecting its common stock holdings as of December 31, 2016. Price Associates indicates that it has sole voting power with respect to 1,423,469 shares of Popular’s common stock and sole dispositive power with respect to 6,483,097 shares of Popular’s common stock. Popular has been informed by Price Associates that the securities are owned by various individuals and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote securities. For purposes of the reporting requirements of the 1934 Act, Price Associates is deemed to be a beneficial owner of such securities. However, Price Associates has informed Popular that it expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)	Based solely on information contained in a Schedule 13G filed with the SEC on February 10, 2017 by Hotchkins and Wiley Capital Management, LLC reflecting its common stock holdings as of December 31, 2016. Hotchkins and Wiley Capital Management, LLC indicates that it has sole voting power with respect to 5,031,671 shares of Popular’s common stock and sole dispositive power with respect to 5,489,451 shares of Popular’s common stock.

54 | Popular, Inc.

Principal Shareholders

Shares Beneficially Owned by Directors and Executive Officers of Popular

The following table sets forth the beneficial ownership of Popular’s common stock and preferred stock as of February 27, 2017 for each director and nominee for director and each NEO, and by all directors, NEOs, executive officers and the Principal Accounting Officer and Comptroller as a group.

Common Stock

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Joaquín E. Bacardí, III	28,871		*
Alejandro M. Ballester	23,805	(3)	*
Richard L. Carrión	451,915	(4)	*
John W. Diercksen	13,937		*
María Luisa Ferré	75,530	(5)	*
David E. Goel	8,063		*
C. Kim Goodwin	37,916		*
William J. Teuber, Jr.	55,059		*
Carlos A. Unanue	123,715	(6)	*
Ignacio Alvarez	81,702	(7)	*
Javier D. Ferrer	26,455	(8)	*
Lidio V. Soriano	53,933		*
Carlos J. Vázquez	93,318	(9)	*
All directors, NEOs, executive officers and the Principal Accounting Officer and Comptroller as a group (21 persons in total)	1,318,214		1.27%

Preferred Stock

Name	Title of Security	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
María Luisa Ferré	8.25% Preferred Stock	4,175	(10)	*
All directors, NEOs, executive officers and the Principal Accounting Officer and Comptroller as a group (21 persons in total)	8.25% Preferred Stock	4,175		*

(1)	For purposes of the table above, “beneficial ownership” is determined in accordance with Rule 13d-3 under the 1934 Act. With respect to common stock, it includes shares of common stock granted under Popular’s 2004 Omnibus Incentive Plan and the Senior Executive Long-Term Incentive Plan, subject to transferability restrictions and/or forfeiture upon failure to meet vesting conditions, as follows: Mr. Bacardí, 14,043; Mr. Ballester, 17,130; Mr. Carrión, 110,814; Mr. Diercksen, 13,669; Ms. Ferré, 29,924; Mr. Goel, 7,908; Ms. Goodwin, 27,307; Mr. Teuber, 43,609; Mr. Unanue, 29,944; Mr. Alvarez, 31,231; Mr. Ferrer, 19,215; Mr. Soriano, 17,468; and Mr. Vázquez, 24,181, which represent in the aggregate 482,081 shares for all directors, NEOs, executive officers and the Principal Accounting Officer and Comptroller as a group.

(2)	“*” indicates ownership of less than 1% of the outstanding shares of common stock or 8.25% Non-Cumulative Monthly Income Preferred Stock, Series B (“8.25% Preferred Stock”), as applicable. As of February 27, 2017 there were 103,805,156 shares of common stock outstanding and 1,120,665 shares of 8.25% Preferred Stock outstanding.

(3)	Includes 1,285 shares owned by Mr. Ballester’s children.

(4)	Mr. Carrión owns 366,529 shares and also has indirect investment power over 23 shares owned by his youngest son and 3,408 shares held by the estate of Mr. Carrion’s deceased spouse. Mr. Carrión has 53,151 shares pledged as collateral. Mr. Carrión has a 16.99% ownership interest in Junior Investment Corporation, a family investment vehicle, which owns 482,266 shares, of which 81,955 are included in the table as part of Mr. Carrión’s holdings. Junior Investment Corporation has 463,379 shares pledged as collateral.

(5)	Ms. Ferré has direct or indirect investment and voting power over 75,530 shares. Ms. Ferré owns 31,494 shares and has indirect investment and voting power over 43,739 shares owned by The Luis A. Ferré Foundation and 297 shares owned by RANFE, Inc.

2017 Proxy Statement | 55

Principal Shareholders

(6)	Includes 75,731 shares held by Mr. Unanue’s mother, over which Mr. Unanue disclaims beneficial ownership. Mr. Unanue has an 8.33% interest in Island Can Corporation, of which he is General Manager, and which owns 64,000 shares, of which 5,331 are included in the table as part of Mr. Unanue’s holdings and over which he disclaims beneficial ownership.

(7)	Includes 3,097 shares owned by Mr. Alvarez’s son.

(8)	Includes 1,167 shares owned by Mr. Ferrer’s wife over which he disclaims beneficial ownership.

(9)	Includes 486 shares held by a family member, over which Mr. Vázquez has investment authority.

(10)	Reflects shares owned by Ms. Ferré’s husband.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires Popular’s directors and executive officers to file with the SEC reports of ownership and changes in ownership of common stock and other equity securities. Officers and directors are required by SEC regulations to furnish Popular with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to Popular or written representations that no other reports were required, Popular believes that, with respect to 2016, all filing requirements applicable to its officers and directors were satisfied, except for (i) one late report filed by Ms. Burckhart related to reporting share withholding for the payment of tax obligations upon vesting, (ii) one late report filed by Mr. Vázquez related to rebalancing of his share ownership under the Corporation’s qualified savings and investment plan, and (iii) twelve late reports by Mr. Chinea related to reporting securities acquired under Popular North America’s nonqualified deferred compensation plan.

56 | Popular, Inc.

Proposal 1
Election of Directors

Popular’s Restated Certificate of Incorporation and Restated By-Laws establish a classified Board which is divided into three classes as nearly equal in number as possible, with each class having at least three members and with the term of office of one class expiring each year. At the meeting, the three directors assigned to “Class 3” will be elected to serve until the 2020 annual meeting of shareholders or until their respective successors are duly elected and qualified. The remaining six directors of Popular will continue to serve as directors, as follows: the three directors assigned to “Class 1,” until the 2018 annual meeting of shareholders of Popular, and the three directors assigned to “Class 2,” until the 2019 annual meeting of shareholders, or in each case until their successors are duly elected and qualified.

The persons named as proxies have advised Popular that, unless otherwise instructed, they intend to vote at the meeting the shares covered by the proxies “FOR” the election of the three nominees, and that if any one or more of such nominees should become unavailable for election they intend to vote such shares “FOR” the election of such substitute nominees as the Board may propose. Popular has no knowledge that any nominee will become unavailable for election.

Popular’s Restated By-Laws require that each director receive a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee). All nominees are currently serving on the Board. If shareholders do not elect a nominee who is serving as a director, Puerto Rico corporation law provides that the director continues to serve on the Board as a “holdover director.” Under Popular’s Restated By-Laws and Corporate Governance Guidelines, an incumbent director who is not elected by a majority of the votes cast must tender his or her resignation to the Board. In that situation, Popular’s Corporate Governance and Nominating Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would act on the Corporate Governance and Nominating Committee’s recommendation and publicly disclose its decision.

The “Class 3” nominees for election as director at the 2017 Annual Meeting of Shareholders are: María Luisa Ferré, C. Kim Goodwin, and Willian J. Teuber, Jr. Refer to the “Nominees for Election as Directors and Other Directors” section of this Proxy Statement for information on the director’s experience and qualifications.

Our Board recommends that you vote “FOR” each nominee to the Board.

2017 Proxy Statement | 57

Proposal 2

Advisory Vote to Approve Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC regulations require a separate, nonbinding “say on pay” shareholder vote to approve the compensation of executives. The compensation paid to our NEOs and Popular’s overall executive compensation policies and procedures are described in the “Compensation Discussion and Analysis” section and the tabular disclosure (together with the accompanying narrative disclosure) in this Proxy Statement.

This proposal gives you as a shareholder the opportunity to endorse or not endorse the compensation paid to Popular’s NEOs through the following resolution:

“RESOLVED, that the shareholders of Popular approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis Section and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board and may not be construed as overruling any decision by the Board. However, the Compensation Committee will consider the outcome of the vote when evaluating the effectiveness of our compensation policies and procedures and in connection with its future executive compensation determinations.

The approval of the advisory vote on executive compensation requires the affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on that matter. At our annual shareholders’ meeting held in April 2016, the vast majority of Popular’s voting shareholders (97.72% of shares voted) expressed support for our executive compensation policies and procedures.

Our Board recommends that you vote “FOR” this proposal.

58 | Popular, Inc.

Proposal 3
	Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee intends to appoint PricewaterhouseCoopers LLP as the independent registered public accounting firm of Popular for 2017. PricewaterhouseCoopers LLP has served as independent registered public accounting firm of BPPR since 1971 and of Popular since 1991.

The following table summarizes the fees billed to Popular by PricewaterhouseCoopers LLP for the years ended December 31, 2016 and 2015:

		December 31, 2016	December 31, 2015
	Audit Fees	$6,541,513	$6,822,022
	Audit-Related Fees (a)	843,434	839,098
	Tax Fees (b)	43,000	118,022
	All Other Fees (c)	9,605	45,485
		$7,437,552	$7,824,627

(a)   Includes fees for assurance services such as audits of pension plans, compliance-related audits, accounting consultations and Statement on Standards for Attestation Engagements No. 16 reports.

(b)   Includes fees associated with tax return preparation and tax consulting services.

(c)   Includes software licensing fees.

The Audit Committee has established controls and procedures that require the pre-approval of all audit and permissible non-audit services provided by PricewaterhouseCoopers LLP. The Audit Committee may delegate to one or more of its members the authority to pre-approve any audit or permissible non-audit services. Under the pre-approval controls and procedures, audit services for Popular are negotiated annually. In the event that any additional audit services are required by Popular, a proposed engagement letter is obtained from the auditors and evaluated by the Audit Committee or the member(s) of the Audit Committee with authority to pre-approve auditor services. Any decisions to pre-approve such audit and non-audit services and fees are to be reported to the full Audit Committee at its next regular meeting. The Audit Committee has considered that the provision of the services covered by this paragraph is compatible with maintaining the independence of the independent registered public accounting firm of Popular. During 2016, fees for all services provided by PricewaterhouseCoopers LLP were approved by the Audit Committee.

Neither Popular’s Restated Certificate of Incorporation nor its Restated By-Laws require that the shareholders ratify the appointment of PricewaterhouseCoopers LLP as Popular’s independent registered public accounting firm. If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether or not to appoint PricewaterhouseCoopers LLP, but may nonetheless appoint such firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such change would be in the best interest of Popular and its shareholders.

Representatives of PricewaterhouseCoopers LLP will attend the meeting and will be available to respond to any appropriate questions that may arise. They will also have the opportunity to make a statement if they so desire.

	The ratification of the appointment of PricewaterhouseCoopers LLP as Popular’s auditors requires the affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on that matter.
	Our Board recommends that you vote “FOR” ratification.

2017 Proxy Statement | 59

Audit Committee Report

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements of Popular for the fiscal year ended December 31, 2016 with management and PricewaterhouseCoopers LLP, Popular’s independent registered public accounting firm. The Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board (“PCAOB”). Finally, the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. These considerations and discussions, however, do not assure that the audit of Popular’s financial statements and internal control over financial reporting have been carried out in accordance with the standards of the PCAOB, that the financial statements are presented in accordance with Generally Accepted Accounting Principles (“GAAP”), that Popular’s internal control over financial reporting is effective or that Popular’s registered public accountants are in fact “independent.”

As set forth in the Audit Committee Charter, the management of Popular is responsible for the preparation, presentation and integrity of Popular’s financial statements. Furthermore, management is responsible for maintaining appropriate accounting and financial reporting principles and policies, and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP is responsible for auditing Popular’s financial statements, expressing an opinion as to their conformity with GAAP, and annually auditing the effectiveness of the Company’s internal control over financial reporting.

The members of the Audit Committee are not engaged professionally in the practice of auditing or accounting and are not employees of Popular. Popular’s management is responsible for its accounting, financial management and internal controls. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures to set auditor independence standards.

Based on the Audit Committee’s consideration of the audited financial statements and the discussions referred to above with management and the independent registered public accounting firm, and subject to the limitations on the role and responsibilities of the Audit Committee set forth in the Charter and those discussed above, the Audit Committee recommended to the Board that Popular’s audited financial statements be included in Popular’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

Respectfully submitted,

The Audit Committee

William J. Teuber, Jr., Chair

Alejandro M. Ballester

John W. Diercksen

C. Kim Goodwin

Carlos A. Unanue

60 | Popular, Inc.

General Information about the Meeting

About The Meeting

What information is contained in this Proxy Statement?

The information in this Proxy Statement relates to the matters to be acted upon at the meeting, the voting process, the Board of Directors, Board committees, the compensation of directors and executive officers and other required information.

What is the purpose of the meeting?

At the meeting, shareholders will act upon the matters outlined in the accompanying Notice of Meeting, including:

•	the election of three “Class 3” directors for a three-year term;

•	the approval, on an advisory basis, of our executive compensation;

•	the ratification of the appointment of Popular’s independent registered public accounting firm for 2017; and

•	consider such other business as may be properly brought before the meeting or any adjournments thereof.

In addition, management will report on the affairs of Popular.

Could other matters be decided at the meeting?

The Board does not intend to present any matters at the meeting other than those described in the Notice of Meeting. However, if any new matter requiring the vote of the shareholders is properly presented before the meeting, proxies may be voted with respect thereto in accordance with the best judgment of proxy holders, under the discretionary power granted by shareholders to their proxies in connection with general matters. The Board at this time knows of no other matters which may come before the meeting and the Chairman of the meeting will declare out of order and disregard any matter not properly presented.

What documents do I need to be admitted to the meeting?

Only Popular shareholders may attend the meeting. You will need a valid photo identification, such as a driver’s license or passport and proof of stock ownership as of the close of business on February 27, 2017, the record date for the meeting (the “Record Date”). The use of mobile phones, pagers, recording or photographic equipment, tablets, or computers is not permitted.

Voting Procedure and Reports

How many votes do I have?

You will have one vote for every share of Popular’s common stock, par value $0.01 per share, you owned as of the close of business on the Record Date.

How many votes can all shareholders cast?

Shareholder may cast one vote for each of Popular’s 103,805,156 shares of common stock that were outstanding on the Record Date. The shares covered by any proxy that is properly executed and received before 11:59 p.m., Eastern Time, the day before the meeting will be voted. Shares may also be voted in person at the meeting.

2017 Proxy Statement | 61

Voting Procedure and Reports

How do I vote?

You can vote either in person at the meeting or by proxy.

To vote by proxy, you must either:

•	vote over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials or proxy card;

•	use the QR Code;

•	vote by telephone by calling the toll-free number found on your proxy card; or

•	vote by mail if you receive or request paper copies of the proxy materials, by filling out the proxy card and sending it back in the envelope provided. To avoid delays in ballot taking and counting, and in order to ensure that your proxy is voted in accordance with your wishes, compliance with the following instructions is respectfully requested: when signing a proxy as attorney, executor, administrator, trustee, guardian, authorized officer of a corporation, or on behalf of a minor, please give full title. If shares are registered in the name of more than one record holder, all record holders must sign.

If you want to vote in person at the meeting, and you hold your common stock through a securities broker or nominee (i.e., in “street name”), you must obtain a proxy from your broker or nominee and bring that proxy to the meeting.

How many votes must be present to hold the meeting?

A majority of the votes that can be cast must be present either in person or by proxy to hold the meeting. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining whether the majority of the votes that can be cast are present. A broker non-vote occurs when a broker or other nominee does not have discretionary authority to vote on a particular matter. Votes cast by proxy or in person at the meeting will be counted by Broadridge Financial Solutions, Inc., an independent third party. We urge you to vote by proxy even if you plan to attend the meeting so that we know as soon as possible that enough votes will be present for us to hold the meeting.

What vote is required and how are abstentions and broker non-votes treated?

To be elected, director nominees must receive a majority of the votes cast (the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee). For additional information relating to the election of directors, see “Proposal 1: Election of Directors.” Broker non-votes and abstentions will not be counted as either a vote cast for or a vote cast against the nominee and, therefore, will have no effect on the results for the election of directors.

For the advisory vote related to executive compensation, the ratification of the appointment of our independent registered public accounting firm and any other item voted upon at the meeting, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on such item will be required for approval. Abstentions will have the same effect as a negative vote and broker non-votes will not be counted in determining the number of shares necessary for approval.

62 | Popular, Inc.

Voting Procedure and Reports

Can I vote if I participated in one of Popular’s employee stock plans?

Yes. Your vote will serve to instruct the trustees or independent fiduciaries how to vote your shares in the Popular, Inc. Puerto Rico Savings and Investment Plan and the Popular, Inc. USA 401(k) Savings and Investment Plan. Shares held under the Popular, Inc. Puerto Rico Savings and Investment Plan and the Popular, Inc. USA 401(k) Savings and Investment Plan may be voted by proxy properly executed and received before 11:59 p.m., Eastern Time, on April 21, 2017.

Where can I find the voting results of the annual meeting?

We will report the voting results on a Current Report on Form 8-K filed with the SEC no later than May 2, 2017.

How does the Board recommend that I vote?

The Board recommends that you vote as follows:

•	“FOR” each nominee to the Board;

•	“FOR” the advisory vote related to executive compensation; and

•	“FOR” the ratification of the appointment of Popular’s independent registered public accounting firm for 2017.

What happens if the meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Can I change my vote?

Yes, you may change your vote at any time before the meeting. To do so, you may cast a new vote by telephone or over the Internet, send in a new proxy card with a later date, or send a written notice of revocation to the President or CLO and Secretary of Popular, Inc. (751), P.O. Box 362708, San Juan, Puerto Rico 00936-2708, delivered before the proxy is exercised. If you attend the meeting and want to vote in person, you may request that your previously submitted proxy not be used.

Proxy Materials

Why did I receive a notice in the mail regarding internet availability of proxy materials instead of a full set of the proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to Popular’s proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to most of our shareholders. We believe this method of distribution makes the proxy distribution process more efficient, less costly and reduces our impact on the environment. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a paper copy of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice of Internet Availability of Proxy Materials. We encourage you to take advantage of the availability of the proxy materials on the Internet.

The Notice of Internet Availability of Proxy Materials, as well as this Proxy Statement and proxy card, were first sent to shareholders on or about March 9, 2017.

2017 Proxy Statement | 63

Proxy Materials

Why didn’t I receive notice in the mail regarding internet availability of proxy materials?

We are providing some of our shareholders, including shareholders who have previously asked to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of a Notice of Internet Availability of Proxy Materials. In addition, we are providing a Notice of Internet Availability of Proxy Materials by e-mail to some shareholders, including those shareholders who have previously elected delivery of the proxy materials electronically. Those shareholders should have received an e-mail containing a link to the website where the materials are available and a link to the proxy voting website.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple Notices of Internet Availability of Proxy Materials or multiple proxy cards. For example, if you hold your shares in more than one brokerage account, you may receive separate Notices of Internet Availability of Proxy Materials or proxy cards for each brokerage account in which you hold shares. You should exercise your vote in connection with each set of voting materials as they represent different shares.

There are several shareholders in my address. Why did we receive only one set of proxy materials?

In accordance with a notice sent to certain street name shareholders who share a single address, shareholders at a single address will receive only one copy of this Proxy Statement and our 2016 Annual Report, or Notice of Internet Availability of Proxy Materials, as applicable. This practice, known as “householding,” is designed to reduce our printing and postage costs. We currently do not “household” for shareholders of record.

If your household received a single set of proxy materials, but you would prefer to receive a separate copy of this Proxy Statement and our 2016 Annual Report or Notice of Internet Availability of Proxy Materials, you may call 1-866-540-7059, or send a written request to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717 and we will promptly deliver a separate copy of this Proxy Statement and our 2016 Annual Report or Notice of Internet Availability of Proxy Materials.

You may request or discontinue householding in the future by contacting the broker, bank or similar institution through which you hold your shares.

What is included in the proxy materials?

The proxy materials include this Proxy Statement and Popular’s Annual Report on Form 10-K with the audited financial statements for the year ended December 31, 2016, duly certified by PricewaterhouseCoopers LLP, as independent registered public accounting firm. The proxy materials also include the Notice of Annual Meeting of Shareholders. If you receive or request that paper copies of these materials be sent to you by mail, the materials will also include a proxy card.

Who will bear the cost of soliciting proxies for the meeting?

This proxy is solicited by Popular on behalf of the Board. The cost of soliciting proxies for the meeting will be borne by us. In addition to solicitation by mail, proxies may be solicited personally, by telephone or otherwise. The Board has engaged the firm of Georgeson Inc. to aid in the solicitation of proxies. The cost is estimated at $8,000, plus reimbursement of reasonable out-of-pocket expenses. Our directors, officers and employees may also solicit proxies but will not receive any additional compensation for their services. Proxies and proxy material will also be distributed at our expense by brokers, nominees, custodians and other similar parties.

64 | Popular, Inc.

Proxy Materials

Electronic Delivery of Annual Meeting Materials

You will help us protect the environment and save postage and printing expenses in future years by consenting to receive the annual report and proxy materials via the Internet. You may sign up for this service after voting on the Internet at www.proxyvote.com. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials electronically will remain in effect until you terminate it.

The above Notice of Meeting and Proxy Statement are sent by order of the Board of Directors of Popular, Inc.

In San Juan, Puerto Rico, March 9, 2017.

Chairman of the Board and Chief Executive Officer	Executive Vice President, Chief Legal Officer and Secretary

You may request a copy, free of charge, of Popular’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC (without exhibits), through our website, www.popular.com, or by calling (787) 765-9800 or writing to Comptroller, Popular, Inc., P.O. Box 362708, San Juan, PR 00936-2708.

2017 Proxy Statement | 65

Appendix A

Popular, Inc. Reconciliation of Non-GAAP Measures

Reconciliation of Non-GAAP Measures

Popular prepares its Consolidated Financial Statements using accounting principles generally accepted in the U.S. (“U.S. GAAP” or the “reported basis”). In addition to analyzing Popular’s results on a reported basis, management monitors adjusted net income of Popular and excludes the impact of certain transactions on the results of its operations. Management believes that adjusted net income provides meaningful information about the underlying performance of Popular’s ongoing operations. Adjusted net income is a non-GAAP financial measure. Refer to the following tables for a reconciliation of net income to adjusted net income for the years ended December 31, 2016 and 2015.

Adjusted Net Income for the Year Ended December 31, 2016

(Non-GAAP)

(In thousands)	Pre-tax	Income tax effect	Impact on net income
U.S. GAAP Net income			$216,691
Non-GAAP Adjustments:
Impact of EVERTEC restatement[1]	2,173	—	2,173
Bulk sale of WB loans and OREO[2]	(891)	347 [4]	(544)
FDIC arbitration award[3]	171,757	(41,108)[4]	130,649
Goodwill impairment charge[5]	3,801	—	3,801
Other FDIC—LSA adjustments[6]	8,806	(2,380)[4]	6,426
Income from discontinued operations[7]	(2,015)	880	(1,135)
Adjusted net income (Non-GAAP)			$358,061

[1]	Represents Popular‘s proportionate share of the cumulative impact of EVERTEC restatement and other corrective adjustments to its financial statements, as disclosed in EVERTEC’s 2015 Annual Report on Form 10-K. Due to the preferential tax rate on the income from EVERTEC, the tax effect of this transaction was insignificant to Popular.

[2]	Represents the impact of the bulk sale of Westernbank loans and OREO.

[3]	Represents the arbitration decision denying BPPR’s request for reimbursement in certain shared loss claims.

[4]	Gains and losses related to assets acquired from Westernbank as part of the FDIC assisted transaction are subject to the capital gains tax rate of 20%. Other items related to the FDIC loss-sharing agreements are subject to the statutory tax rate of 39%.

[5]	Represents goodwill impairment charge in our securities subsidiary. The securities subsidiary is a limited liability company with a partnership election. Accordingly, its earnings flow through Popular, Inc., holding company, for income tax purposes. Since Popular, Inc. has a full valuation allowance on its deferred tax assets, this results in an effective tax rate of 0%.

[6]	Additional adjustments, including prior period recoveries, related to restructured commercial loans to reduce the indemnification asset to its expected realizable value.

[7]	Represents income from discontinued operations associated with the Banco Popular North America (“BPNA”) reorganization.

66 | Popular, Inc.

Appendix A

Adjusted Net Income for the Year Ended December 31, 2015 (Non-GAAP)

(In thousands)	Pre-tax	Income tax effect	Impact on net income
U.S. GAAP Net income			$895,344
Non-GAAP Adjustments:
Banco Popular North America reorganization[1]	17,065	—	17,065
Doral Transaction[2]	25,576	(7,690)	17,886
OTTI[3]	14,445	(2,486)	11,959
Reversal DTA—Popular North America[4]	—	(589,030)	(589,030)
Loss on bulk sale of covered OREOs[5]	4,391	(1,712)	2,679
Adjustment to FDIC indemnification asset[6]	10,887	(2,177)	8,710
MSR’s acquired[7]	(4,378)	1,707	(2,671)
Impairment of loans under proposed portfolio sale[8]	15,190	(5,924)	9,266
Bulk sale[9]	5,852	(2,282)	3,570
Adjusted net income (Non-GAAP)			$374,778

[1]	Represents restructuring charges associated with the reorganization of BPNA. The impact of the partial reversal of the valuation allowance of the deferred tax asset at BPNA corresponding to the income for the year 2015 was reflected in the effective tax rate, effectively reducing the income tax expense by the benefit of such reversal.

[2]	Includes approximately $0.8 million of fees charged for loan servicing cost to the FDIC, $2.1 million of fees charged for services provided to the alliance co-bidders, personnel costs related to former Doral Bank employees retained on a temporary basis and incentive compensation for an aggregate of $7.1 million, building rent expense of Doral Bank’s administrative offices for $4.1 million, professional fees and business promotion expenses directly associated with the Doral Bank Transaction and systems conversion for $16.0 million and other expenses, including equipment, business promotions and communications, of $1.3 million. Includes items corresponding to BPPR, which were taxed at 39% and items corresponding to BPNA, which had an effective tax rate of 0% due to the impact of the partial reversal of the valuation allowance, mentioned above.

[3]	Represents an other than temporary impairment (“OTTI”) recorded on Puerto Rico government investment securities available- for- sale. These securities had an amortized cost of approximately $41.1 million and a market value of $26.6 million. Based on the fiscal and economic situation in Puerto Rico, together with the government’s announcements regarding its ability to pay its debt, Popular determined that the unrealized loss, a portion of which had been in an unrealized loss for a period exceeding twelve months, was other than temporary. The tax effect of this impairment is reflected at the capital gains rate of 20%, except for entities which had a full valuation allowance on its deferred tax asset.

[4]	Represents the partial reversal of the valuation allowance of a portion of the deferred tax asset amounting to approximately $1.2 billion, at the U.S. operations.

[5]	Represents the loss on a bulk sale of covered OREOs completed in the second quarter and the related mirror accounting of the 80% reimbursable from the FDIC.

[6]	The negative amortization of the FDIC’s Indemnification Asset included a $10.9 million expense related to losses incurred by the corporation that were not claimed to the FDIC before the expiration of the loss-share portion of the agreement on June 30, 2015, and that are not subject to the ongoing arbitrations. Gains and losses related to assets acquired from Westernbank as part of the FDIC assisted transaction are subject to the capital gains tax rate of 20%.

[7]	Represents the fair value of mortgage servicing rights acquired for a portfolio previously serviced by Doral Bank, for which Popular acted as a backup servicer, under a pre-existing contract.

[8]	Represents impairment based on the estimated fair value of loans acquired from Westernbank, that Popular intended to sell and were subject to the ongoing arbitration with the FDIC at the time.

[9]	Represents the impact of a bulk sale of loans at the BPPR segment, which had a book value of approximately $34.4 million.

2017 Proxy Statement | 67

Our Institutional Values

Social Commitment We work hand-in-hand with our communities. We are committed to actively working to promote the social and economic well-being of our communities.	Innovation We are a driving force for progress. We foster a constant search for innovative ideas and solutions in everything we do, thus enhancing our competitive advantage.

Customer

We develop life-long relationships. Our relationship with the customer takes precedence over any particular transaction. We add value to each interaction by offering high quality personalized service and efficient and innovative solutions.

Our People We have the best talent. We are leaders and work together as a team in a caring and disciplined environment.

Integrity We live up to the trust placed in us. We adhere to the strictest ethical and moral standards through our daily decisions and actions.

Performance

We are fully committed to our shareholders. We aim to attain a high level of efficiency, both individually and as a team, to achieve superior and consistent financial results based on a long-term vision.

Excellence We strive to excel each day. We believe there is only one way to do things: doing them right from the first time while exceeding expectations.

ANNUAL MEETING VOTING	ANNUAL REPORT	INVESTOR RELATIONS

P.O. BOX 362708 |  SAN JUAN, PUERTO RICO 00936-2708

C/O PROXY SERVICES

P.O. BOX 9142

FARMINGDALE, NY 11735-9544

IF YOU WISH TO VOTE BY TELEPHONE, INTERNET OR MAIL, PLEASE READ THE INSTRUCTIONS BELOW.

Popular, Inc. encourages you to take advantage of the convenient ways to vote for matters to be covered at the 2017 Annual Meeting of Shareholders. Please take the opportunity to use one of the three voting methods outlined below to cast your ballot.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and follow the simple instructions the Vote Voice provides you.

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Please mark, sign, date and return this proxy card promptly using the enclosed postage prepaid envelope. No postage is required if mailed in the United States, Puerto Rico or the U.S. Virgin Islands.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E17604-P87286                 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

2017 Annual Meeting Proxy Card

The Board of Directors recommends a vote “FOR” proposals 1, 2 and 3.

(1)	To elect three directors assigned to “Class 3” of the Board of Directors of the Corporation for a three-year term:	For	Against	Abstain

	1a. Maria Luisa Ferré	☐	☐	☐

	1b. C. Kim Goodwin	☐	☐	☐

	1c. William J. Teuber, Jr.	☐	☐	☐

(2)	To approve, on an advisory basis, the Corporation’s executive compensation.	☐	☐	☐

		For	Against	Abstain

(3)	To ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2017.	☐	☐	☐

Such other business as may properly come before the meeting or any adjournment thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3.

PLEASE SIGN AS YOUR NAME(S) APPEAR(S) ON THIS FORM. IF SHARES ARE HELD JOINTLY, ALL OWNERS SHOULD SIGN. CORPORATION PROXIES SHOULD BE SIGNED BY AN AUTHORIZED OFFICER. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC. SHOULD SO INDICATE WHEN SIGNING.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The 2017 Notice and Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com.

E17605-P87286

This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Richard L. Carrión, Carlos J. Vázquez and Ignacio Alvarez or any one or more of them as proxies, each with the power to appoint his substitute, and authorize(s) them to represent and to vote as designated on the reverse side all the shares of common stock of Popular, Inc. held of record by the undersigned as of the close of business on February 27, 2017, at the Annual Meeting of Shareholders to be held on the PH Floor of the Popular Center Building, 209 Muñoz Rivera Avenue, San Juan, Puerto Rico, on April 26, 2017, at 9:00 a.m., local time, or at any adjournments thereof. The proxies are further authorized to vote such shares upon any other business that may properly come before the meeting or any adjournments thereof.

V.1.1

Notice of Annual Meeting of Shareholders

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholders Meeting to Be Held on April 26, 2017.

POPULAR, INC.

C/O PROXY SERVICES

P.O. BOX 9142

FARMINGDALE, NY 11735-9544

Meeting Information
Meeting Type: Annual Meeting
For holders as of: February 27, 2017
Date: April 26, 2017 Time: 9:00 a.m., local time
Location: Popular Center Building
209 Muñoz Rivera Avenue
PH Floor
San Juan, Puerto Rico
For directions to the meeting, please call 787-764-1893

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com, scan the QR Barcode on the reverse side, or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote

    How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:
The 2017 Notice and Proxy Statement and the Corporation’s Annual Report on Form 10-K
How to View Online:
Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com, or scan the QR Barcode below.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
1) BY INTERNET: www.proxyvote.com
2) BY TELEPHONE: 1-800-579-1639
3) BY E-MAIL*: sendmaterial@proxyvote.com
* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 12, 2017 to facilitate timely delivery.

How To Vote
Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: Go to www.proxyvote.com or from a smart phone, scan the QR Barcode above. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items

The Board of Directors recommends a vote “FOR” proposals 1, 2 and 3.

(1)	To elect three directors assigned to “Class 3” of the Board of Directors of the Corporation for a three-year term:

1a.	Maria Luisa Ferré

1b.	C. Kim Goodwin

1c.	William Jr. Teuber, Jr.

(2)	To approve, on an advisory basis, the Corporation’s executive compensation.

(3)	To ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2017.

Such other business as may properly come before the meeting or any adjournment thereof.